As filed with the Securities and Exchange Commission on July 12, 2011

Registration No. 333-174031

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to the

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2834	43-0618919
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: (314) 645-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory J. Divis, Jr.

President and Chief Executive Officer

K-V Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: (314) 645-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Litz, Esq.

and

Thomas E. Proost, Esq.

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A Common Stock, par value $.01 per share	9,950,000	$3.70	$36,815,000	$4,275

(1)	In accordance with Rule 416(a), we are also registering an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on May 3, 2011.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July     , 2011

9,950,000 Shares

K-V PHARMACEUTICAL COMPANY

Class A Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and sell from time to time up to 9,950,000 shares of our Class A Common Stock. We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholders. This prospectus does not cover the issuance of any shares of Class A Common Stock by us to the selling stockholders.

Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Class A Common Stock covered by this prospectus.

The selling stockholders may sell the shares of Class A Common Stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling stockholders may sell the shares of Class A Common Stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the shares of Class A Common Stock, or both. Additional information relating to the distribution of the Class A Common Stock by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” To the extent required, the shares of our Class A Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Our Class A Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “KV.A”. On July 5, 2011, the closing price of our Class A Common Stock on the NYSE was $2.98 per share.

Investing in our Class A Common Stock involves substantial risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus covers the resale by the selling stockholders named in this prospectus from time to time of up to 9,950,000 outstanding shares of Class A Common Stock which were acquired by the selling stockholders under a Securities Purchase Agreement dated as of February 14, 2011. We will not receive any of the proceeds from the sale of the Class A Common Stock by the selling stockholders.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. If a prospectus supplement is provided, you should rely on the information in the prospectus supplement. You should rely only on the information provided in this prospectus and any prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company” or “KV,” we are referring to K-V Pharmaceutical Company and its subsidiaries on a consolidated basis. Unless otherwise noted, when we refer to a specific fiscal year, we are referring to our fiscal year that ended on March 31 of that year (for example, fiscal year 2011 refers to the fiscal year ended March 31, 2011). All references to “$” or “dollars” in this prospectus refer to U.S. dollars.

- i -

PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in shares of our Class A Common Stock. You should carefully read the entire prospectus, especially the section entitled “Risk Factors,” any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

K-V Pharmaceutical Company

About Us

Business Overview

We were incorporated under the laws of Delaware in 1971 as a successor to a business originally founded in 1942. Historically, we were a fully integrated specialty pharmaceutical company that developed, manufactured, acquired and marketed technologically-distinguished branded and generic/non-branded prescription pharmaceutical products. Our current strategic goal is to become a specialty branded pharmaceutical marketing company primarily focused in women’s healthcare. We have a broad range of dosage form manufacturing capabilities, including tablets, capsules, creams and liquids. We conduct our branded pharmaceutical operations through Ther-Rx Corporation (“Ther-Rx”), and, previously, we conducted our generic/non-branded pharmaceutical operations through ETHEX Corporation (“ETHEX”), which focused principally on technologically-distinguished generic products prior to the cessation of its operations on March 2, 2010 and its dissolution on December 15, 2010. Through Particle Dynamics, Inc. (“PDI”), divested in June 2010, we developed, manufactured and marketed technologically advanced, value-added raw material products for the pharmaceutical industry and other markets. In May 2010, we formed a wholly-owned subsidiary, Nesher Pharmaceuticals, Inc. (“Nesher”), to operate as the sales and marketing company for our generic products. On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals (USA), Inc. (“Zydus Pharmaceuticals”) pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions.

Our original strategy was to engage in the development of proprietary drug delivery systems and formulation technologies which enhance the effectiveness of new therapeutic agents and existing pharmaceutical products. Today we utilize one of those technologies, SITE RELEASE®, in two products currently expected to return to our branded portfolio prior to the end of calendar year 2011. Going forward, our business strategy will be primarily defined by the potential in-licensing and acquisition of pharmaceutical products rather than the historical strategy of the internal development of pharmaceutical products.

During fiscal year 2009, the Company announced six separate voluntary recalls of certain tablet form generic products as a precaution due to the potential existence of oversized tablets. In December 2008, the U.S. Food and Drug Administration (the “FDA”) began an inspection of the Company’s facilities. The Company suspended shipments of all approved tablet-form products in December 2008 and of all other drug products in January 2009. Also, in January 2009, the Company initiated a nationwide voluntary recall affecting most of its products. On March 2, 2009, the Company entered into a consent decree with the FDA regarding its drug manufacturing and distribution. The consent decree was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 6, 2009. As part of the consent decree, the Company agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any of its facilities of any drug, until the Company has satisfied certain requirements designed to demonstrate compliance with the FDA’s current good manufacturing practice (“cGMP”) regulations. The consent decree provides for a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of approved drug products. The Company has also agreed not to distribute its products that are not FDA approved, including its prenatal vitamins and hematinic products, unless it obtains FDA approval for such products through the FDA’s New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) processes. These actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position and its results of operations. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version of Potassium Chloride Extended Release Capsule in December 2010 and we began shipping Makena™ in March 2011. We are continuing to prepare other products for FDA inspection although we do not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest. Micro-K and Micro-K 10 Extencaps (potassium chloride, USP) Extended-Release Capsules are indicated for the treatment and prevention of hypokalemia (potassium depletion). Potassium Chloride Extended-Release Capsules, USP, are indicated for the treatment and prevention of hypokalemia (potassium depletion). Nesher Pharmaceuticals’ Potassium Chloride Extended-Release Capsules is the authorized generic product to Micro-K and Micro-K 10 Extencaps. The labeled ingredients for Potassium Chloride Extended-Release Capsules are the same as Micro-K and Micro-K 10 Extencaps. Makena™ (hydroxyprogesterone caproate injection) is the first FDA-approved drug indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth. Makena™ is not intended for use in women with multiple gestations or other risk factors for preterm birth.

We entered into a plea agreement with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “U.S. Department of Justice”) on March 2, 2010, pursuant to which ETHEX pleaded guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In connection with the guilty plea by ETHEX, ETHEX was expected to be excluded from participation in federal healthcare programs, and in connection with the previously anticipated exclusion of ETHEX from participation in federal healthcare programs, we ceased operations of ETHEX on March 2, 2010 and dissolved it on December 15, 2010.

On November 15, 2010, we entered into a divestiture agreement (the “Divestiture Agreement”) with the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS OIG has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any material ongoing assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS OIG advising us further that assuming that we have complied with all agreements deemed necessary by HHS OIG, HHS OIG would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS OIG that the steps and actions described in our reports to HHS OIG constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS OIG stating that, at this time, based upon the information provided to HHS OIG in our monthly submissions, HHS OIG has no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS OIG stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

In light of the developments described above, the report of our independent registered public accountants included a statement regarding our ability to continue as a going concern. See the Consolidated Financial Statements incorporated by reference in this prospectus.

Our Business Today

Because of the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, certain consequences resulting from the entry into the plea agreement and the Divestiture Agreement and the ongoing private litigation and governmental inquiries, we have realigned our operations and business to concentrate our efforts on maintaining and attempting to increase our limited cash and financial resources and expeditiously reintroducing more of our approved products to the market (in addition to our extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq Potassium Chloride Extended Release Capsule, Makena™ and Evamist® products). To that end, we have focused our recent efforts as follows:

•

We have made the strategic decision to tie our future to the development and commercialization of branded specialty pharmaceuticals focused on women’s health. In the near term, the Company is focused on continuing the commercial launch of Makena™ (hydroxyprogesterone caproate injection), which was approved by the FDA in February 2011 and began shipping in March 2011.

•

In May 2010, we formed Nesher to operate as the sales and marketing company for our generic products. As we continue to move forward to the approval of additional generic products for re-launch, in July 2010, our Board of Directors directed management to explore strategic alternatives with respect to Nesher and the assets and operations of our generic products business and in the fourth quarter of fiscal year 2011, management committed to a plan to divest the generics business. On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions.

•

The Company received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. The Company resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010 and resumed shipments of its generic version, Potassium Chloride Extended Release Capsule, in December 2010. The Company is continuing to prepare other products for FDA inspection.

We are currently working with Lachman Consultants (“Lachman”), an independent cGMP expert retained by us pursuant to the consent decree, to meet the requirements set forth in the consent decree. We do not expect to generate any significant revenues from products that we manufacture until we can resume shipping more of our approved products. We do not expect to resume shipping other products that we manufacture until prior to the end of calendar year 2011, at the earliest. We do not expect to generate any significant revenues from products that we have manufactured by third parties until and unless we begin to generate significant revenues from sales of Makena™ along with our current revenues from sales of Evamist®.

•	In order to address liquidity concerns, the Company secured additional capital including the following:

•

On February 17, 2011, the Company completed a private placement with the selling stockholders of 9.95 million shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company used $20 million of the proceeds from the financing to repay certain outstanding amounts and other outstanding obligations under its existing credit agreement with U.S. Healthcare. The remaining funds were used for continuing the commercial launch of Makena™, payment of expenses associated with the private placement and general corporate purposes.

•

On March 17, 2011, the Company completed a private placement with a group of institutional investors of 12% Senior Secured Notes due 2015 (the “2015 Notes”). After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27.0 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the offering of the 2015 Notes of approximately $10.0 million. The remaining proceeds, totaling approximately $120 million, will be used for general corporate purposes, including continuing the commercial launch of Makena™.

While these cash proceeds are expected to be sufficient to meet near-term cash requirements, we are pursuing ongoing efforts to increase cash, including, but not limited to the continued implementation of cost savings, the completion of our previously announced sale of the assets of Nesher and the Company’s generics business and other assets and the return of certain of our approved products to market (in addition to the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq that are the subject of the FDA notification letter previously discussed).

•

Our restructuring efforts also have included an updated criteria-based review of the pipeline of products we had under development. Product candidates in our development portfolio were evaluated based on factors with respect to each product that included, among other things, market potential, a revised return on investment profile, probability of clinical success, time and cost of development, synergies with our core competencies, and competitive landscape. Based on this evaluation and due to the restructuring effort undertaken to adjust our infrastructure and scale of operations (including a reduction in headcount of approximately 80 employees on March 31, 2010), we realigned our research and development efforts to focus on projects that we believe have the highest potential return on investment in areas focused on women’s healthcare for our branded business.

•

We continue to review and modify our quality monitoring and testing programs and procedures in our effort to comply with the terms of the consent decree and cGMP regulations. To that end, we have implemented a series of procedures, which we believe will enhance quality standards in our products. Our goal is, and will continue to be, to enhance the quality, purity, safety and efficacy of each of our products. We believe that adherence to high quality standards can also promote a more efficient utilization of our personnel, materials and production capacity.

Despite our efforts, however, there can be no assurance that these or other initiatives intended to enable us to reintroduce additional approved products to the market or sell selected assets or businesses will be successful within the time frames currently projected by management or at all. See “Risk Factors” beginning on page 8.

Corporate Information

We are incorporated in Delaware, and our principal executive offices are located at One Corporate Woods Drive, Bridgeton, Missouri 63044. Our telephone number is (314) 645-6600 and our website address is www.kvpharmaceutical.com. Information contained in, or accessible through, our website does not constitute part of this prospectus. Our Class A Common Stock and Class B Common Stock are traded on the New York Stock Exchange under the symbols KV.A and KV.B, respectively.

The Offering

Class A Common Stock offered by the selling stockholders	9,950,000 shares

Selling stockholders	All of the shares of Class A Common Stock are being offered by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock offered by this prospectus.

Plan of Distribution	The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares of Class A Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the shares of Class A Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A Common Stock.

New York Stock Exchange trading symbol	KV.A

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and which may be based on or include assumptions concerning our operations, future results and prospects. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could,” “potential” and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including, without limitation, statements about product development, product launches, regulatory approvals, governmental and regulatory actions and proceedings, market position, acquisitions, sale of assets, revenues, expenditures, resumption of manufacturing and distribution of products and the impact of the recall and suspension of shipments on revenues, and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the PSLRA’s “safe harbor” provisions, we provide the following cautionary statements identifying important economic, competitive, political, regulatory and technological factors, among others, that could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. Such factors include (but are not limited to) the following:

(1)	our ability to continue as a going concern;

(2)	completion of the transactions contemplated by the definitive asset purchase agreement for the sale of substantially all of the assets of Nesher the Company’s generic products business, and compliance by the Company and the buyer with their respective related contractual obligations;

(3)	the impact of competitive, commercial, payor, governmental (including Medicaid program), physician, patient, public or political responses and reactions, and responses and reactions by medical professional associations and advocacy groups, to the Company’s sales, marketing, product pricing, product access and strategic efforts with respect to Makena™ (hydroxyprogesterone caproate injection) and its other products, including introduction or potential introduction of generic or competing products, or competition from unapproved therapies or compounded drugs, against products sold by the Company and its subsidiaries, including Makena™, and including competitive or responsive pricing changes;

(4)	the possibility of not obtaining U.S. Food and Drug Administration (the “FDA”) approvals or delay in obtaining FDA approvals;

(5)	new product development and launch, including the possibility that any product launch may be delayed or unsuccessful, including with respect to Makena™;

(6)	acceptance of and demand for the Company’s new pharmaceutical products, including Makena™, and for our current products upon their return to the marketplace, as well as the number of preterm births for which Makena™ may be prescribed and its safety profile and side effects profile and acceptance of the degree of patient access to, and pricing for, Makena™;

(7)	the possibility that any period of exclusivity may not be realized, including with respect to Makena™, a designated Orphan Drug;

(8)	the satisfaction or waiver of the terms and conditions for the continued ownership of the full U.S. and worldwide rights to Makena™ set forth in the previously disclosed Makena™ acquisition agreement, as amended;

(9)	the consent decree between the Company and the FDA and the Company’s suspension of the production and shipment of all of the products that it manufactures (other than the Potassium Chloride Extended Release Capsule products that are the subject of the FDA letter received September 8, 2010 allowing the return of those products to the marketplace) and the related nationwide recall affecting all of the other products that it manufactures, as well as the related material adverse effect on its revenue, assets and liquidity and capital resources, as more fully described in Part I, Item 1—“Business—(b) Significant Developments—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 (“2011 Form 10-K”);

(10)

the two agreements between the Company and Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) pertaining to the exclusion of our former chief executive officer from participation in federal healthcare programs and pertaining to the dissolution of our ETHEX subsidiary, in order to resolve the risk of potential exclusion of our Company, as more fully described in Part I, Item 1—“Business—(b) Significant Developments—Agreements with HHS OIG” of our 2011 Form 10-K;

(11)	the plea agreement between the Company and the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice (referred to herein collectively as the “U.S. Department of Justice”) and the Company’s obligations therewith, as well as the related material adverse effect, if any, on its revenue, assets and liquidity and capital resources, as more fully described in Note 1—“Description of Business—Plea Agreement with the U.S. Department of Justice” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(12)	changes in the current and future business environment, including interest rates and capital and consumer spending;

(13)	the availability of raw materials and/or products, including Makena™ and Evamist®, manufactured for the Company under contract manufacturing agreements with third parties;

(14)	the regulatory environment, including legislative, government or regulatory agency and judicial actions and changes in applicable laws or regulations, including the risk of obtaining necessary state licenses in a timely manner;

(15)	fluctuations in revenues;

(16)	the difficulty of predicting the pattern of inventory movements by the Company’s customers;

(17)	risks that the Company may not ultimately prevail in litigation, including product liability lawsuits and challenges to its intellectual property rights by actual or potential competitors or to its ability to market generic products due to brand company patents and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K and that any adverse judgments or settlements of such litigation, including product liability lawsuits, may be material to the Company;

(18)	the possibility that our current estimates of the financial effect of certain announced product recalls could prove to be incorrect;

(19)	whether any product recalls or product introductions result in litigation, agency action or material damages;

(20)	the possibility of our loss of failure to supply claims by certain of the Company’s customers, including CVS Pharmacy, Inc. and Caremark CVS Corporation, that, despite the formal discontinuation action by the Company of its products, the Company should compensate such customers for any additional costs they allegedly incurred for procuring products the Company did not supply;

(21)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(22)	the possibility that insurance proceeds are insufficient to cover potential losses that may arise from litigation, including with respect to product liability or securities litigation;

(23)	the informal inquiries initiated by the Securities and Exchange Commission (the “SEC”) and any related or additional government investigation or enforcement proceedings, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K;

(24)	the possibility that the pending investigation by HHS OIG into potential false claims under Title 42 of the U.S. Code, as more fully described in Note 15—“Commitments and Contingencies—Litigation and Governmental Inquiries” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, could result in significant civil fines or penalties, including exclusion from participation in federal healthcare programs such as Medicare and Medicaid;

(25)	delays in returning, or failure to return, certain or many of the Company’s approved products to market, including loss of market share as a result of the suspension of shipments, and related costs;

(26)	the ability to sell or license certain assets, and the purchase prices, milestones, terms and conditions of such transactions;

(27)	the possibility that default on one type or class of the Company’s indebtedness could result in cross default under, and the acceleration of, its other indebtedness;

(28)	the risks that present or future changes in the Board of Directors or management may lead to an acceleration of the Company’s bonds or to adverse actions by government agencies or our auditors;

(29)	the risk that even though the price and 30-day average price of the Company’s Class A Common Stock and Class B Common Stock currently satisfy the quantitative listing standards of the NYSE, including with respect to minimum share price and public float, the Company can provide no assurance that they will remain at such levels thereafter;

(30)	compliance with debt covenants; and

(31)	the risks detailed from time-to-time in the Company’s filings with the SEC.

This discussion is not exhaustive, but is designed to highlight important factors that may impact our forward-looking statements.

Because the factors referred to above, as well as the statements included under the caption “Risk Factors” and elsewhere in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this “Special Note Regarding Forward-Looking Statements” and the risk factors that are included under the caption “Risk Factors” in this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we are under no obligation to update any of the forward-looking statements after the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise, when they will arise and/or their effects. In addition, we cannot assess the impact of each factor on our future business or financial condition or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

Risks Relating to Our Business

Investing in our Class A Common Stock involves substantial risk. We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following risk factors could have a material adverse effect on our business, financial position, results of operations, cash flows or viability. These risk factors may not include all of the important risks that could affect our business or our industry, that could cause our future financial results to differ materially from historic or expected results, or that could cause the market price of our common stock to fluctuate or decline. Because of these and other factors, past financial performance should not be considered an indication of future performance.

There is substantial doubt about our ability to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern. Our consolidated financial statements filed in our reports with the SEC were prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The historical consolidated financial statements included in our reports filed with the SEC do not include any adjustments that might be necessary if we are unable to continue as a going concern. The report of our independent registered public accountants BDO USA, LLP, included in our 2011 Form 10-K, includes an explanatory paragraph related to our ability to continue as a going concern.

The assessment of our ability to continue as a going concern was made by management considering, among other factors: (1) the timing and number of approved products that will be reintroduced to the market and the related costs; (2) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA; (3) the possibility that we may need to obtain additional capital despite the proceeds from the offering of the 2015 Notes in March 2011 and the equity we were able to issue in February 2011 (see Note 1—“Description of Business—Significant Developments” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K); (4) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K; (5) our ability to comply with debt covenants; and (6) our ability to obtain future revenues from the sales of Makena™ sufficient to meet our future needs and expectations. Our assessment was further affected by our fiscal year 2011 net loss of $174.0 million, our 2010 net loss of $283.6 million, and the outstanding balance of cash and cash equivalents of $137.6 million as of March 31, 2011. For periods subsequent to March 31, 2011, we expect losses to continue because we are unable to generate any significant revenues from more of our own manufactured products until we are able to begin selling more of our approved products with the FDA’s approval and with respect to products manufactured for us by third parties until after we are able to generate significant sales of Makena™ which was approved by the FDA in February 2011. We received notification from the FDA on September 8, 2010 of approval for our discontinued generics operations to ship into the marketplace the first product approved under the consent decree, i.e., the Potassium Chloride Extended Release Capsule. We resumed shipment of extended-release potassium chloride capsule, Micro-K® 10mEq and Micro-K® 8mEq, in September 2010, resumed shipments of the generic version of Potassium Chloride Extended Release Capsule in December 2010 and began shipping Makena™ in March 2011. We have continued to ship Evamist®, which is manufactured for the Company by a third party, during the period covered by the consent decree. We are continuing to prepare other products for FDA inspection and do not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest. In addition, we must meet ongoing operating costs as well as costs related to the steps we are currently taking to introduce Makena™, and to prepare for introducing and reintroducing other approved products to the market. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of more of our approved products in a timely manner and at a reasonable cost, or if revenues from the sale of approved products introduced or reintroduced into the market place prove to be insufficient, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. These conditions raise substantial doubt about our ability to continue as a going concern.

Based on current financial projections, we believe the continuation of our Company as a going concern is primarily dependent on our ability to address, among other factors: (1) sales of Makena™, (which was approved by the FDA in February 2011) notwithstanding recent actions by the FDA to permit continued sale of compounded alternatives and by the Center for Medicare and Medicaid Services (“CMS”) to permit compounded alternatives to be reimbursed under the Medicaid program; (2) the timing, number and revenue generation of approved products that will be introduced or reintroduced to the market and the related costs; (3) the suspension of shipment of all products manufactured by us and the requirements under the consent decree with the FDA (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter discussed above); (4) the possibility that we will need to obtain additional capital; (5) the potential outcome with respect to the governmental inquiries, litigation or other matters described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K; and (6) compliance with our debt covenants. While we address these matters, we must continue to meet expected near-term obligations, including normal course operating cash requirements and costs associated with introducing or reintroducing approved products to the market (such as costs related to our employees, facilities and FDA compliance), remaining payments associated with the acquisition and retention of the rights to

Makena™ (see Note 5—“Acquisition” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K), the financial obligations pursuant to the plea agreement, costs associated with our legal counsel and consultant fees, as well as the significant costs associated with the steps taken by us in connection with the consent decree and the litigation and governmental inquiries. If we are not able to obtain the FDA’s clearance to resume manufacturing and distribution of certain or many of our approved products in a timely manner and at a reasonable cost and/or if we are unable to successfully commercialize Makena™, and/or if we experience adverse outcomes with respect to any of the governmental inquiries or litigation described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, our financial position, results of operations, cash flows and liquidity will continue to be materially adversely affected. See “Risk Factors” included in this prospectus regarding additional risks we face with respect to these matters.

In the near term, we are focused on performing the following: (1) addressing the FDA’s concerns regarding patient access to Makena™ and CMS policy permitting Medicaid program reimbursement of compounded products; (2) the continued commercial launch of Makena™; (3) meeting the requirements of the consent decree, which will allow our approved products to be reintroduced to the market (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed); (4) completion of our previously announced sale of the assets of Nesher and the Company’s generic products business; and (5) pursuing various means to minimize operating costs and increase cash. Since December 31, 2010, the Company has generated non-recurring cash proceeds to support its on-going operating and compliance requirements from a $32.3 million private placement of Class A Common Stock to the selling stockholders in February 2011 and the 2015 Notes in March 2011 (which were used, in part, to repay all existing obligations under the agreement with U.S. Healthcare) (see Note 13—“Long-Term Debt” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for a description of the 2015 Notes and the U.S. Healthcare loan). While the cash proceeds received to date were sufficient to meet near-term cash requirements, we are pursuing ongoing efforts to increase cash, including the continued implementation of cost savings, completion of our previously announced sale of the assets of Nesher and the Company’s generic products business and other assets and the return of certain additional approved products to market in a timely manner. We cannot provide assurance that we will be able to realize additional cost reductions from reducing our operations, that some or many of our approved products can be returned to the market in a timely manner (other than the Potassium Chloride Extended Release Capsule products, including Micro-K® 10mEq and Micro-K® 8mEq, that are the subject of the FDA notification letter previously discussed above), that our higher profit approved products will return to the market in the near term or at all or that we can obtain additional cash through asset sales or the sale of equity or the successful commercial launch of Makena™. If we are unsuccessful in our efforts to introduce or return our products to market at adequate levels, or to sell assets or raise additional equity, we may be required to further reduce our operations, including further reductions of our employee base, or we may be required to cease certain or all of our operations in order to offset the lack of available funding.

On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business to Zydus Pharmaceuticals for approximately $60 million. We anticipate that the transaction will be completed in the second quarter of our 2012 fiscal year, subject to customary closing conditions. In addition to the pending sale of our generic products business, we continue to evaluate the sale of certain of our other assets. However, due to general economic conditions, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets. In addition, we cannot provide any assurance that we ultimately will be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources. Inability to consummate identified asset sales or manage the post-separation transition arrangements could adversely affect our business, financial condition, results of operations and cash flows.

Our future business success in the next several years, as well as the continuing operation of our Company, depends critically upon our successful market launch of Makena™ and our ability to achieve revenues from the sale of Makena™ consistent with our business expectations. A failure to achieve these objectives and sufficient market success in selling Makena™ will materially adversely affect the success and viability of our Company and would likely result in a default under our debt obligations.

On January 16, 2008, the Company entered into an Asset Purchase Agreement (the “Original Makena™ Agreement”) with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to collectively as “Hologic”), as further described in Note 5—“Acquisition” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. Under our agreement with Hologic, we completed the acquisition of Makena™ upon making a $12.5 million additional payment to Hologic on February 10, 2011 and are currently undertaking the commercial launch of Makena™. Under our agreement with Hologic, we must make subsequent additional milestone payments and our payment obligations are secured by a lien on our rights to Makena™ granted to Hologic. We have certain revenue expectations with respect to both the sale of Makena™ as well as the sales of our approved products that are allowed to return to the market by FDA following successful inspections under the consent decree. If we cannot timely and successfully commercially launch Makena™, and achieve those revenue expectations with respect to Makena™, this would result in material adverse impact on our results of operations and liquidity, and ability to continue as a going concern.

Moreover, if we fail to pay to Hologic any of the remaining payments when they mature under our agreement, as amended, with Hologic, our rights to the Makena™ assets will transfer back to Hologic.

As discussed in Note 5—“Acquisition” of the Notes to the Consolidated Financial Statements in our 2011 Form 10-K, we modified the Original Makena™ Agreement pursuant to an amendment entered into in January 2010 (“Amendment No. 1”). Pursuant to Amendment No. 1, we made a $70 million cash payment to Hologic upon execution of Amendment No. 1. We entered into a second amendment to the Original Makena™ Agreement on February 4, 2011 (“Amendment No. 2”). Under the Original Makena™ Agreement, as amended (the “Amended Makena™ Agreement”), after the $12.5 million payment we made to Hologic on February 10, 2011, we are required to pay a series of additional future scheduled cash payments in the aggregate amount of $107.5 million upon successful completion of agreed upon milestones. We also may become obligated to pay additional amounts as royalties if we elect to defer certain milestone payments. (The date on which we make the final cash payment is referred to as the “Final Payment Date.”) If, prior to the Final Payment Date, we fail to timely pay a scheduled payment, we are obligated to transfer back to Hologic ownership of the Purchased Assets (as defined in the Amended Makena™ Agreement), including certain improvements made thereto by us, as well as other after-acquired assets and rights used by us in connection with the Makena™ business (the “Retransfer”). If the Retransfer were to occur, we would not be reimbursed for the payments we have made up to that point to Hologic under the Amended Makena™ Agreement. Our failure to pay any of the remaining payments when required under the Amended Makena™ Agreement and the resulting Retransfer would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In connection with its approval under subpart H regulations, the FDA granted an orphan drug designation for Makena™. As part of this designation, the Company was granted a seven-year marketing exclusivity period. The sub-part H regulations allow certain drugs for serious conditions to be submitted for FDA marketing approval under the basis of one controlled clinical trial instead of the usual case of two clinical trials. Typically there is an additional post-marketing commitment to perform a second confirmatory clinical trial. If this trial does not replicate the positive results of the original trial, the FDA can take various actions such as requesting another clinical trial or withdrawing the conditional approval. We cannot be certain of the results of the confirmatory clinical trial (expected in 2016) and what action the FDA may take if the results were not as expected based on the first clinical trial.

The success of the Company’s commercialization of Makena™ is dependent upon a number of factors, including: (1) the Company’s ability to maintain certain net pricing levels and unit sales for Makena™; (2) successfully obtaining agreements for coverage and reimbursement rates on behalf of patients and medical practitioners prescribing Makena™ with third-party payors, including government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”), insurance companies, and Medicaid programs and administrators; and (3) the extent to which pharmaceutical compounders continue to produce non-FDA approved purported substitute product. The Company has been criticized regarding the list pricing of Makena™ in numerous news articles and internet postings. In addition, the Company has received, and may continue to receive, letters criticizing the Company’s list pricing of Makena™ from numerous medical practitioners and advocacy groups, including the March of Dimes, American College of Obstetricians and Gynecologists, American Academy of Pediatrics and the Society for Maternal Fetal Medicine. Several of these advocacy groups have also issued their own press releases regarding their criticism of the pricing of Makena™ and endorsing the statements made by the FDA regarding compounded product (discussed below). In addition, the Company is aware that certain doctors have chosen to continue prescribing the non-FDA approved purported substitute product made by pharmaceutical compounders in lieu of even considering prescribing Makena™.

Further, the Company has received letters from United States Senators and members of the United States Congress asking the Company to reduce its indicated pricing of Makena™ and requesting information with respect to Makena™, its pricing and the Company’s cost relating to Makena™. One of the Senators also sent a letter to CMS asking for CMS’ views on the ramification of the pricing of Makena™ on the Medicaid system and, together with another Senator, has sent a letter to the Federal Trade Commission asking the agency to initiate an investigation of our pricing of Makena™. Staff members of the U.S. Senate Finance Committee have also advised the Company that federal legislation targeted at the Company’s sale of Makena™ may be introduced unless the Company further reduces its price. Communications with members of Congress and their staffs indicate that hearings in Congress on the Company’s pricing of Makena™ may occur. The FDA has communicated to the Company and also separately issued a press release that, in order to ensure continued access for patients needing hydroxyprogesterone caproate, that the FDA intended to refrain at this time from taking enforcement action with respect to compounding pharmacies producing compounded hydroxyprogesterone caproate in response to individual prescriptions for individual patients. The impact of the FDA’s statement on the effectiveness of the Company’s orphan drug marketing exclusivity is at present still unclear but a failure by the FDA to take enforcement action against compounding pharmacies may result in substantial sales of compounded alternatives to Makena™ and effective loss of some or all of such marketing exclusivity for the affected period of time. The Company’s representatives met with the FDA staff to discuss access to Makena™ and to provide information to the FDA relevant to its public statement.

In addition, CMS issued an informational bulletin to state Medicaid programs that they can choose to pay for the extemporaneously compounded hydroxyprogesterone caproate as an active pharmaceutical ingredient (“API”) and this can be covered under the “medical supplies, equipment and appliances suitable for use in the home” portion of home health. Because CMS does not require states to list all of the items they cover under this section in the Medicaid state plan, states can cover hydroxyprogesterone caproate under their current state plans and do not need to submit a state plan amendment to provide for such coverage. The Company believes that this has the potential of excluding Makena™ from being provided under the various state Medicaid programs. The Company estimates that state Medicaid programs cover approximately 40% to 45% of the total number of pregnancies in the United States.

The Company is responding to these criticisms and events in a number of respects, including the announced reduction in the published list price of Makena™ from $1,500 per injection to $690 per injection on April 1, 2011 (prior to expected further discounting of such list price by the mandatory 23.1% Medicaid rebate and other supplemental rebates and discounts currently under negotiation with public and private payors), and the expansion of an already announced patient assistance program for patients who are not covered by health insurance or could otherwise not afford Makena™ or their respective co-pays. Further, the Company is working directly with health insurers, pharmacy benefit managers, Medicaid management companies, and others regarding the net cost of Makena™ coverage and reimbursement programs and other means by which Makena™ would be available to patients. The Company can give no assurance as to whether these responses and negotiations will be successful at obtaining an economically sufficient price or unit sales for Makena™.

The commercial success and viability of the Company is largely dependent upon these efforts and appropriately responding to the media, physician, institutional, advocacy group and governmental concerns and actions regarding the pricing of Makena™. The Company has substantial debt and liabilities that come due over the next several years and the pricing and revenues that the Company must achieve from the sale of Makena™, together with our sales of other products, must be substantial enough to allow us to meet these obligations, refinance or retire such debt and liabilities when due, and generate sufficient profits to ensure the Company’s viability as a pharmaceutical company prior to the end of the orphan drug exclusivity period for Makena™.

In addition to the sale of our generic products business, we have decided to explore strategic alternatives with respect to certain of our non core assets. Such sales could pose risks and may materially adversely affect our business. Our failure to liquidate or sell assets on terms favorable to us, or at all, could have a material adverse effect on our financial condition and cash flows.

We have completed the sale of substantially all of the assets of PDI, and the sale of certain other assets. In addition to the completion of our previously announced sale of our generic products business, we currently are exploring strategic alternatives with respect to certain of our other assets. However, due to the general economic slowdown, we will likely be exposed to risks related to the overall macro-economic environment, including a lower rate of return than we have historically experienced on our invested assets and being limited in our ability to sell assets or to identify and carry out advantageous strategic alternatives.

As noted above, we have decided to explore strategic alternatives with respect to certain assets and will seek to identify other assets for potential sale. However, we cannot provide any assurance that we will ultimately be successful in finding suitable purchasers for the sale of such assets. Even if we are able to find purchasers, we may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. In addition, divestitures of businesses may also involve a number of risks, including the diversion of management and employee attention, significant costs and expenses, the loss of customer relationships, a decrease in revenues and earnings associated with the divested business, and the disruption of operations in the affected business. In addition, divestitures potentially involve significant post-closing separation activities, which could involve the expenditure of significant financial and employee resources.

Our inability to consummate identified sales, manage the post-separation transition arrangements, or identify and carry out advantageous strategic alternatives could adversely affect our business, financial condition, results of operations and cash flows.

Our previously announced sale of the assets of our Nesher subsidiary and our generic products business to Zydus Pharmaceuticals may not be consummated.

On June 17, 2011, we entered into an asset purchase agreement with Zydus Pharmaceuticals pursuant to which we agreed to sell substantially all of the assets of Nesher and our generic products business for approximately $60 million, subject to a working capital adjustment at closing as provided in the asset purchase agreement (the “Generics Business Sale Transaction”). The closing of the Generics Business Sale Transaction is subject to the satisfaction of certain conditions, including receipt of certain governmental and third-party consents and approvals and other customary closing conditions. Although we expect to obtain all required governmental and third-party consents and approvals, and to satisfy the other closing conditions for the Generics Business Sale Transaction, it cannot be assured that these consents, approval and closing conditions will be satisfied, or that obtaining these consents and approvals will not involve the imposition of unacceptable conditions on the completion of the transaction.

Although we expect, as of the date of this prospectus, to complete the Generics Business Sale Transaction on the previously announced terms by the end of the second quarter of our 2012 fiscal year, it is possible that the transaction may not be completed on such terms, or at all. The failure to complete the Generics Business Sale Transaction could have a material adverse effect on our financial position, results of operations and cash flows. In addition, the price of our common stock may decline to the extent that the market price of our common stock reflects positive market assumptions that the Generics Business Sale Transaction will be completed or based on the market’s perception as to why the Generics Business Sale Transaction was not completed. If the Generics Business Sale Transaction is not consummated, there can be no assurance that a comparable transaction will occur on a timely basis, or at all.

Even if the Generics Business Sale Transaction is completed, achieving the anticipated benefits of the sale is subject to a number of uncertainties. There can be no assurance that we will realize the full benefits of strategic focus, cost savings and operating efficiencies that we currently expect from this transaction or that these benefits will be achieved within the anticipated time frames. Failure to achieve these anticipated benefits could result in increased costs and diversion of management’s time and energy and could materially adversely affect our business, financial position, results of operations and cash flows.

If we are unable to address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products in a timely and cost effective manner, our business, financial position, results of operations and cash flows will continue to be materially adversely affected.

On March 2, 2009, we entered into a consent decree with the FDA regarding our drug manufacturing and distribution, which is described in more detail in Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinuation of Manufacturing and Distribution; Product Recalls; and the FDA Consent Decree” in our 2011 Form 10-K. Our actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on our liquidity position and operating results. Although we have recently resumed manufacturing and shipping of our Potassium Chloride Extended Release Capsule products, we do not expect to generate any significant revenues from products that we manufacture until we resume shipping certain or many of our approved products after successful FDA inspections relevant to those products. In the meantime, we must meet ongoing operating costs related to our employees, facilities and FDA compliance, as well as costs related to the steps we currently are taking to prepare for reintroducing additional products to the market.

The consent decree required us, before resuming manufacturing, to retain an independent cGMP expert to undertake a review of our facilities, policies, procedures and practices and to certify compliance with the FDA’s cGMP regulations. On January 13, 2010, our independent cGMP expert, Lachman, notified the FDA that it had performed a comprehensive inspection and that our facilities and controls are in compliance with cGMP and the consent decree but advised us to enact further enhancements to certain aspects of our cGMP systems. In accordance with the advice from Lachman, we continued to enhance our cGMP systems, and Lachman subsequently reinspected our cGMP systems and on April 26, 2010 certified our compliance with all cGMP systems requirements. On July 27, 2010, we received a certification from Lachman regarding the first group of our approved products for which we sought FDA approval to manufacture and return to the market. In August 2010, the FDA re-inspected our facilities without issuing any adverse findings, and in September 2010, the FDA determined that our facilities are in compliance, allowing us to resume shipment of our

Potassium Chloride Extended Release Capsule products. We are currently carrying out the preparatory work on the next group of products for which Lachman certification and FDA approval is sought.

We currently do not expect to resume shipments of additional products until prior to the end of calendar year 2011. In addition, we expect that any resumption of shipments of additional products will be limited initially to selected products and will be expanded incrementally thereafter. Despite our efforts, there can be no assurance that our initiatives with respect to the additional products that are intended to comply with the requirements under the consent decree and enable us to reintroduce certain of our other approved products to the market will be successful within the time frames currently projected by management or at all. If we are not able to obtain the FDA’s permission to resume manufacturing and distribution of our other products in a timely manner at a reasonable cost, our business, financial position, results of operations and cash flows will continue to be materially adversely affected, which would have a material adverse effect on our ability to continue as a going concern.

In addition, one of our top priorities is to maintain and attempt to increase our cash and financial resources. As a result, if we determine that our current goal of meeting the consent decree requirements and returning our other approved products to market is likely to be significantly delayed, we may decide to further reduce our operations, including further reductions of our employee base, and to significantly curtail some or all of our efforts to meet the consent decree requirements and return our approved products to market. Such decision would be made on an analysis of the costs and benefits of bringing particular additional approved products back to the marketplace as well as based on our ability to manage our near-term cash obligations, to obtain additional capital through asset sales and/or external financing and to expeditiously meet the consent decree requirements and return our approved products to market. If such decision were to be made, we currently anticipate that we would focus our efforts on developing product candidates in our development portfolio that we believe have the highest potential return on investment, which we currently believe to be primarily Makena™. We also expect to evaluate other alternatives available to us in order to increase our cash balance.

Even if we are able to address the issues identified in the consent decree and resume manufacturing and distribution of some or all of our other approved products in a timely and cost-effective manner, our business, financial position, results of operations and cash flows could continue to be materially adversely affected.

As discussed above, we have been unable to manufacture or ship any of our internally manufactured products for an extended period of time, other than, recently, our Potassium Chloride Extended Release Capsule products. We operate in a highly competitive industry and it is possible that, even if we are able to return some or all of our other approved products to the market, certain of our existing customers will purchase smaller quantities or no quantities of our products. Such a potential loss of market share would likely result in limiting the prices we are able to charge for our approved products, which will negatively impact our gross margin.

In addition, our financial position is expected to be adversely affected by our inability to manufacture and distribute our unapproved products until such time as there is an approved ANDA or NDA for each such product, which will only occur if we decide to pursue, and are able to fund, the studies required for such approvals over an extended period of time. It is possible that we may not be able to return all or any of our unapproved products to market. Moreover, entering into the consent decree, as well as the criticism regarding the list pricing of Makena™, may have damaged our reputation in the market, which could result in a competitive disadvantage. Furthermore, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. Therefore, even after we are able to resume manufacturing and shipment of our other approved products, our business might not continue to generate cash flow at or above historic levels, which could have a material adverse effect on our financial position, results of operations and cash flows.

We face continuing risks in connection with the plea agreement with the U.S. Department of Justice related to allegations of failure to make and submit field alert reports to the FDA in September 2008.

We, at the direction of a temporary special committee of the Board of Directors that was in place prior to June 10, 2010, responded to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. As more fully described in Note 1—“Description of Business—Plea Agreement with the U.S. Department of Justice” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, our subsidiary ETHEX entered into a plea agreement with the U.S. Department of Justice that relates to allegations of failure to make and submit field alert reports to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. In exchange for the voluntary guilty plea by ETHEX, the U.S. Department of Justice agreed that no further federal prosecution will be brought in the Eastern District of Missouri against ETHEX, KV or Ther-Rx regarding allegations of the misbranding and adulteration of any oversized tablets of drugs manufactured by us, and the failure to file required reports regarding these drugs and patients’ use of these drugs with the FDA, during the period commencing on January 1, 2008 through December 31, 2008. However, the plea agreement does not bind any governmental office or agency other than the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation and we cannot rule out regulatory or other actions by governmental entities not party to the plea agreement. In addition, the plea agreement does not limit the rights and authority of the United States of America to take any civil, tax or administrative action against us, and any recommendation in the plea agreement as to the amount of loss or restitution is not binding upon the United States in any civil or administrative action by the government against us.

We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

Pursuant to the plea agreement, ETHEX is subject to a criminal fine in the aggregate amount of $23.4 million, payable in four installments of which we currently have $20.1 million remaining to be paid. On November 15, 2010, upon the motion by the U.S. Department of Justice, the court vacated the previous fine installment schedule and imposed a new fine installment schedule, which did not change the total fine, using the standard federal judgment rate of 0.22% per annum, payable as follows:

Payment Amount including interest ($ in millions)	Payment Due Date
$1.0	December 15, 2010
1.0	June 15, 2011
1.0	December 15, 2011
2.0	June 15, 2012
4.0	December 15, 2012
5.0	June 15, 2013
7.1	December 15, 2013

The Company made the December 15, 2010 and June 15, 2011 payments as scheduled. If we fail to make any of the remaining installment payments, the U.S. Attorney’s Office, in its sole discretion, may void the plea agreement, keep any payments already made under the plea agreement and prosecute us using, among other evidence, the admissions made in the plea agreement.

An adverse resolution of the private and government litigation and governmental inquiries could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are fully cooperating in certain governmental matters, including SEC informal inquiries, pending litigations with the States of Utah and Louisiana with respect to average wholesale pricing (“AWP”) with respect to ETHEX products in past years, and the pending investigation by HHS OIG and the U.S. Attorney’s Office in Boston into potential false claims under Title 42 of the U.S. Code with respect to a qui tam action (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). We have also received civil investigative demands from the States of Florida and Texas that appear to pertain to the pricing of certain ETHEX products in past years and to Makena™, respectively. We are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material.

Furthermore, any governmental enforcement action could require us to operate under significant restrictions, place substantial burdens on management, hinder our ability to attract and retain qualified employees and/or cause us to incur significant costs or damages.

In connection with the guilty plea by ETHEX pursuant to the plea agreement, ETHEX was expected to be excluded from participation in federal healthcare programs, including Medicare and Medicaid. As a result, HHS OIG had discretionary authority to seek to similarly exclude our Company from participation in federal healthcare programs. In addition, in light of the exclusion of Marc S. Hermelin on November 18, 2010, HHS OIG had discretionary authority to seek to similarly exclude our Company from participation in federal healthcare programs. However, on November 10, 2010, Mr. M. Hermelin voluntarily resigned as a member of the Board of Directors. We had been advised that HHS OIG notified Mr. M. Hermelin that he would be excluded from participating in federal healthcare programs effective November 18, 2010. In an effort to avoid adverse consequences to our Company, including the foregoing potential discretionary exclusion of our Company, and to enable our Company to secure our expanded financial agreement, HHS OIG, Mr. M. Hermelin and his wife (solely with respect to shares owned jointly between them and certain other obligations therein) entered into a settlement agreement (the “Settlement Agreement”) under which Mr. M. Hermelin also resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in our Company’s Class A Common and Class B Common stock (approximately 1.8 million shares), including certain shares owned jointly with this wife over an agreed upon period of time in accordance with a divestiture plan and schedule approved by HHS OIG, and agreed to refrain from voting stock under his personal control. In order to implement such agreement, Mr. M. Hermelin and his wife granted to an independent third party immediate irrevocable proxies and powers of attorney to divest his (and their jointly owned) personal stock interests in our Company if Mr. M. Hermelin does not timely do so. The Settlement Agreement also required Mr. M. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of our Company. As long as the parties comply with the Settlement Agreement, HHS OIG has agreed not to exercise its discretionary authority to exclude our Company from participation in federal healthcare programs, thereby allowing our Company and our subsidiaries (with the single exception of ETHEX, which was filed for dissolution under state law effective December 15, 2010, pursuant to the Divestiture Agreement with HHS OIG) to continue to conduct business through all federal and state healthcare programs. The Company is also a signatory to the Settlement Agreement between HHS OIG and Mr. M. Hermelin with respect to certain obligations therein, including adopting certain internal policies and notices, reporting violations, reimbursing certain fees of a third party acting under the agreement, and taking certain actions in support of the agreement, including providing certain assistance in the sale of the shares being divested thereunder.

On November 15, 2010, we entered into the Divestiture Agreement with HHS OIG under which we agreed to sell the assets and operations of ETHEX to unrelated third parties prior to April 28, 2011 and to file articles of dissolution with respect to ETHEX under Missouri law by that date. We filed articles of dissolution for ETHEX on December 15, 2010. Following the filing, ETHEX may not engage in any new business other than winding up its operations and will engage in a process provided under Missouri law to identify and resolve its liabilities over at least a two-year period. Under the terms of the Divestiture Agreement, HHS OIG agreed not to exclude ETHEX from federal healthcare programs until April 28, 2011 and, upon completion of the sale of the ETHEX assets and of the filing of the articles of dissolution of ETHEX, the agreement will terminate. Civil monetary penalties and exclusion of ETHEX could have occurred if we had failed to meet our April 28, 2011 deadline. The sales of ETHEX’s assets (other than certain fixtures as to which HHS OIG has consented to non-divestiture) were completed prior to the April 28, 2011 deadline and ETHEX no longer has any ongoing material assets or operations other than those required to conclude the winding up process under Missouri law. We have also received a letter from HHS OIG advising us further that assuming that we have complied with all agreements deemed necessary by HHS OIG, HHS OIG would not exclude ETHEX thereafter. On April 1, 2011, we requested confirmation from HHS OIG that the steps and actions described in our reports to HHS OIG constituted full compliance with the duties KV and ETHEX were to complete by April 28, 2011 under the Divestiture Agreement, such that they are not at risk for stipulated penalties or exclusion after that date under the Divestiture Agreement. On April 8, 2011, we received a letter from HHS OIG stating that, at this time, based upon the information provided to HHS OIG in our monthly submissions, HHS OIG has no concerns regarding the actions taken by KV and ETHEX pursuant to the Divestiture Agreement. On May 20, 2011, we received a letter from HHS OIG stating that based on its review of the information provided in our monthly reports, it appeared that the Company and ETHEX had completed our obligations under the Divestiture Agreement.

As a result of the foregoing actions and agreements entered into by Mr. M. Hermelin, the two agreements with HHS OIG and the referenced correspondence with HHS OIG, we believe we have resolved our remaining issues with respect to HHS OIG and are positioned to continue to participate in federal healthcare programs now and in the future. However, a failure by the parties to comply with the Settlement Agreement or the Divestiture Agreement could lead to future exclusion of our Company under certain circumstances and any such exclusion would materially harm our Company and its future business and viability.

In addition, we are subject to a number of private litigation matters as more fully described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. If we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages.

Our ongoing private litigation and governmental inquiries also could impair our ability to raise additional capital.

Continuing negative publicity from the consent decree, the plea agreement, our list pricing of Makena™ and ongoing litigation and governmental inquiries may have a material adverse effect on our business, financial condition, results of operations and cash flows.

As a result of the consent decree, the plea agreement, our list pricing of Makena™, ongoing litigation and governmental inquiries and related matters, we have been the subject of negative publicity. This negative publicity may harm our relationships with current and future investors, government regulators, employees, customers and vendors. For example, negative publicity may adversely affect our reputation, which could harm our ability to obtain new customers, maintain existing business relationships with other parties and maintain a viable business in the future. Also, it is possible that the negative publicity and its effect on our work environment could cause our employees to terminate their employment or, if they remain employed by us, result in reduced morale that could have a material adverse effect on our business. In addition, negative publicity has and may continue to adversely affect our stock price and, therefore, employees and prospective employees may also consider our stability and the value of any equity incentives when making decisions regarding employment opportunities. As a result, our business, financial condition, results of operations and cash flows could be materially adversely affected.

The consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena™ and the ongoing governmental and private litigation and governmental inquiries have resulted in significant fees, costs and expenses, diverted management time and resources, and could have a material adverse effect on our business, financial condition and cash flows.

We have incurred significant costs associated with, or consequential to, the steps taken by us in connection with the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the plea agreement, the Settlement Agreement, the Divestiture Agreement, our list pricing of Makena™ and the ongoing governmental and private litigation and governmental inquiries, including legal fees (including advancement of legal fees to individuals pursuant to our indemnification obligations), accounting fees, consulting fees and similar expenses. Although we believe that a portion of these expenditures may be recoverable from insurance policies that we have purchased, the insurance does not extend to all of these expenditures, the insurance limits may be insufficient even with respect to expenditures that would otherwise be covered, and the insurance carriers have reserved their rights to contest coverage under the insurance policies on multiple grounds. In addition, our Board, management and employees have expended a substantial amount of time in connection with these matters, diverting resources and attention that would otherwise have been directed toward our operations and implementation of our business strategy.

We expect to continue to spend additional time and incur significant additional professional fees, expenses and costs, including administrative expenses similar to those discussed above, as well as costs associated with the remedial activities adopted by the Audit Committee or the Board.

Pursuant to the plea agreement, we are subject to fines, restitution and forfeiture in the remaining aggregate amount of $20.1 million still to be paid. In addition, we are not aware whether, or the extent to which, any pending governmental inquiries and/or related private litigation might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on our business; however, if we are required to pay fines, penalties or judgments, the amount could be material. In addition, if we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages, which could have a material adverse effect on our financial position, results of operations and cash flows.

We have only recently become current in the filing of our periodic reports with the SEC.

Our efforts to become and remain current with our SEC filings have required and will continue to require substantial management time and attention as well as additional accounting and legal expense. Investors in our securities will not have information regarding the current state of our business and financial condition with which to make decisions regarding investment in our securities. When this information does become available to investors, it may result in an adverse effect on the trading price of our common stock. We will not be able to conduct any registered offerings unless we remain current in our SEC filings and we will not be eligible to use a “short form” registration statement on Form S-3 for a period of 12 months after the time we became current in our SEC filings. If we are not able to timely file and make effective registration statements prior to the dates required under various of our material agreements with our equity and debt holders, we may accrue substantial penalties. Until we are again eligible to use Form S-3, we would be required to use a registration statement on Form S-1 to register securities with the SEC or issue such securities in a private placement, which could increase the cost of raising capital. If we do not remain current with our SEC filings, our securities may be delisted from the NYSE and we may not maintain compliance with certain of our debt covenants.

We are involved in various legal proceedings and may experience unfavorable outcomes of such proceedings.

We are involved in various legal proceedings, including, but not limited to, patent infringement, product liability, breach of contract, stockholder class action lawsuits, qui tam and governmental false claims and pricing lawsuits, and proceedings relating to Medicaid reimbursements that involve claims for, or the possibility of, fines and penalties involving substantial amounts of money or other relief (see the Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). Any adverse determination with respect to any legal proceedings or inquiries could have a material adverse effect on our business, financial position and results of operations.

The Board in December 2008 appointed a temporary special committee in response to the initiation of a series of putative class action stockholder lawsuits alleging violations of the federal securities laws by our Company and certain individuals, the initiation of lawsuits alleging violations under the Employee Retirement Income Security Act (“ERISA”), as well as the receipt by our Company of an informal inquiry from the SEC and certain requests for information from the U.S. Department of Justice.

With respect to the securities and ERISA claims and related governmental inquiries, we maintain directors’ and officers’ liability insurance that we believe should cover a portion of the defense and potential liability costs associated with these matters. Nonetheless, the insurance does not extend to all of these expenditures, and the insurance limits may be insufficient even with respect to expenditures that would otherwise be covered. Moreover, the insurance carriers have reserved their rights to contest coverage under the insurance policies on multiple grounds. The expenses associated with these matters have been substantial, and we expect that they will continue to be so. Furthermore, defense of the litigations and cooperation with ongoing governmental inquiries is expected to divert management attention from normal course business operations. An adverse outcome with respect to these matters could have a material adverse effect on our business, financial position and results of operations.

In addition, as previously disclosed, on December 5, 2008, the Board terminated the employment agreement of Marc S. Hermelin, the Chief Executive Officer of the Company at that time, “for cause” (as that term is defined in such employment agreement). Additionally, the Board removed Mr. M. Hermelin as Chairman of the Board and as the Chief Executive Officer, effective December 5, 2008. In accordance with the termination provisions of his employment agreement, the Company determined that Mr. M. Hermelin would not be entitled to any severance benefits. In addition, as a result of Mr. M. Hermelin’s termination “for cause,” the Company determined it was no longer obligated for the retirement benefits specified in the employment agreement. However, Mr. M. Hermelin informed the Company that he believed he effectively retired from his employment with the Company prior to the termination of his employment agreement on December 5, 2008 by the Board. Although no litigation is pending regarding this matter, to the extent Mr. M. Hermelin elects to bring litigation and in the event we ultimately are unsuccessful in such litigation, we may be required to pay substantial amounts to Mr. M. Hermelin, which could have a material adverse effect on our financial condition, liquidity position and capital resources.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the Indemnification Agreement, legal expense amounting to approximately $5.0 million to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the U.S. Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is under review by a temporary special committee appointed by the Board of Directors of the Company.

We may be subject to substantial damages for product liability claims.

The design, development, manufacturing and sale of our products involve an inherent business risk of exposure to product liability claims by consumers and other third parties in the event that the use of our products is alleged to have resulted in adverse effects. In particular, the administration of drugs to humans may cause, or may appear to have caused, adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time.

As described in Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K, we are involved in various product liability claims, including both lawsuits and pre-litigation claims. Product liability claims are complex in nature and, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention, may adversely affect our reputation, may reduce demand for our products and may result in significant damages. We may also become subject to claims by private parties with respect to the alleged conduct that is the subject of the plea agreement.

We currently have product liability insurance to protect against and manage the risks involved with our products, but we cannot provide assurances that the level or breadth of any insurance coverage will be sufficient to cover fully all potential claims. In addition, we are subject to the risk that our insurers will seek to deny coverage for claims that we believe should be covered. Our insurers have, in certain cases, reserved their rights with respect to certain claims or cases that have been brought against us. Furthermore, adequate insurance coverage might not be available in the future at acceptable costs, if at all. Significant judgments against us for product liability, and the high costs of defense against such lawsuits, not covered or not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

Our industry is highly regulated and our products are subject to ongoing regulatory review, and even if we address the issues identified in the consent decree and resume manufacturing and distribution of more of our approved products, we likely will continue to be subject to heightened scrutiny with regard to our operations.

Our Company, our drug products, the manufacturing facilities for our drug products, the distribution of our drug products, and our promotion and marketing materials are subject to strict and continual review and periodic inspection by the FDA and other regulatory agencies for compliance with pre-approval and post-approval regulatory requirements, including cGMP regulations, adverse event reporting, advertising and product promotion regulations, and other requirements.

As a result of our consent decree and the plea agreement, we anticipate that we will be scrutinized more closely than other companies by the FDA and other regulatory agencies, even if we address the issues identified in the consent decree and resume manufacturing and distribution of additional products. Failure to comply with manufacturing and other post-approval state or federal laws, regulations of the FDA and other regulatory agencies can, among other things, result in warning letters, fines, increased compliance expense, denial or withdrawal of regulatory approvals, additional product recalls or seizures, forced discontinuance of or changes to important promotion and marketing campaigns, operating restrictions and criminal prosecution. The cost of compliance with pre- and post-approval regulation may have a negative effect on our operating results and financial condition.

In addition, the requirements or restrictions imposed on us or our products may change, either as a result of administratively adopted policies or regulations or as a result of the enactment of new laws and new government oversight. At present, the activities of pharmaceutical companies are subject to heightened scrutiny by federal and state regulators and legislators, and FDA enforcement is expected to increase. Any new statutory or regulatory provisions or policy changes could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Certain products we develop or acquire will require significant additional development and investment prior to their commercialization. Our research and development activities, pre-clinical studies and clinical trials (where required), manufacturing activities and the anticipated marketing of our product candidates are subject to extensive regulation by a wide range of governmental authorities in the United States, including the FDA. To satisfy FDA regulatory approval standards for the commercial sale of our product candidates, we must, among other requirements, demonstrate in adequate and well-controlled clinical trials that our product candidates are safe and effective.

Even if we believe that data from our pre-clinical and clinical studies demonstrates safety and efficacy, our analysis of such data is subject to confirmation and interpretation by the FDA, which may have different views on the design, scope or results of our clinical trials, which could delay, limit or prevent regulatory approval. The FDA wields substantial discretion in deciding whether a drug meets the approval criteria, and even if approved, such approval may be conditioned on, among other things, restricted promotion, restricted distribution, a risk evaluation mitigation strategy, or post-marketing studies. Such restrictions may negatively affect our ability to market the drug among competitor products, as well as adversely affect our business.

We expect that many of these products will not be commercially available for several years, if at all. We cannot assure you that such products or future products will be successfully developed, prove to be safe and effective in clinical trials (if required), meet applicable regulatory standards, or be capable of being manufactured in commercial quantities at reasonable cost or at all. If we are unable to commercialize products under development or that we acquire, our future operating results may suffer.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, some of our product candidates may have to undergo rigorous and expensive clinical trials, the results of which are uncertain and could substantially delay or prevent us from bringing drugs to market.

Before we receive regulatory approvals for the commercial sale of any of our drug candidates, our drug candidates are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy in humans. Conducting pre-clinical testing and clinical trials is a lengthy, time-consuming, expensive, and uncertain process that often takes many years. Furthermore, we cannot be sure that pre-clinical testing or clinical trials of any drug candidates will demonstrate the safety and efficacy of our drug candidates at all or to the extent necessary to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier pre-clinical studies and clinical trials.

We cannot assure you that we or our collaborators will successfully complete the planned clinical trials. Our collaborators or we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent us from receiving regulatory approval or commercializing our product candidates, including the following events:

•

our clinical trials may produce negative or inconclusive results, and we may decide, or the FDA may require us, to conduct additional clinical and/or pre-clinical studies or to abandon development programs;

•	trial results may not meet the level of statistical significance required by the FDA;

•	we, independent institutional review boards or the FDA, may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks; and

•

the effects of our product candidates on patients may not be the desired effects or may include undesirable side effects or other characteristics that may delay or preclude regulatory approval or limit their commercial use.

Even if we are able to address the issues identified in the consent decree and resume our drug development plans, our pre-clinical or clinical trials for some of our products under development may be unsuccessful or delayed.

Significant delays in clinical trials could materially affect our product development costs and delay regulatory approval of our product candidates. We do not know whether clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. There are a number of factors that may cause delays or suspension in clinical trials:

•	delays or failures in obtaining regulatory authorization to commence a trial;

•	inability to manufacture sufficient quantities of acceptable materials for use in clinical trials;

•	the delay or failure in reaching agreement on contract terms with prospective study sites;

•	delays in recruiting patients to participate in a clinical trial;

•	the delay or failure in obtaining independent institutional review board review and approval of the clinical trial protocol;

•	the failure of third-party clinical trial managers, including clinical research organizations, to perform their oversight of the trials or meet expected deadlines;

•

the failure of our clinical investigational sites and related facilities and records to be in compliance with the FDA’s Good Clinical Practices, including the failure to pass FDA inspections of clinical trials;

•	unforeseen safety issues;

•	inability to secure clinical trial insurance;

•	lack of demonstrated efficacy in the clinical trials;

•	our inability to reach agreement with the FDA on a trial design that we are able to execute;

•	difficulty in adequately following up with patients after treatment; or

•	changes in laws, regulation or regulatory policy.

If clinical trials for our drug candidates are unsuccessful, delayed or cancelled, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

Suspension of product shipments has exposed us to failure to supply claims from our customers and could expose us to additional claims in the future.

In addition to the loss of revenue, the suspension of product shipments exposes us to possible claims for certain additional costs. Pursuant to arrangements between us and certain of our customers, such customers, despite the formal discontinuation action by us of our products, may assert, and certain customers, including CVS Pharmacy, Inc., have asserted, that we should compensate such customers for any additional costs they incurred for procuring products we did not supply. The amount of such compensation is affected by the price of any replacement product and the terms of the relevant customer agreement. Following our suspension of shipments, the price of certain products increased significantly, thereby potentially increasing the amount of any such compensation. While we have recorded an estimated liability for failure to supply claims as of March 31, 2011 based on notices we received from our customers, the actual amount of liability from current and additional claims we may face, if asserted and determined to be meritorious, could be much higher and could have a material adverse effect on our liquidity position and operating results.

Product recall costs had, and could continue to have, a material adverse effect on our business, financial position, results of operations and cash flows.

We have incurred significant costs and suffered economic losses as a result of the ongoing recall of our products and voluntary disposal of inventory in connection with the recall of our products (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). Also, as a result of the recall, production suspension of our products and the disposal of our existing inventory of products required under the consent decree, management established inventory reserves to cover estimated inventory losses for all work-in-process and finished goods related to drug products we manufactured, as well as raw materials for those drug products that had no potential use in products to be manufactured in the future. Management was required to make judgments about the future benefit of our raw materials. Actual reserve requirements could differ significantly from management’s estimates, which could have a significant unfavorable impact on our future gross margins.

Investigations of the calculation of average wholesale prices may adversely affect our business.

Many government and third-party payors, including Medicare, Medicaid, HMOs and managed care organizations (“MCOs”) reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, in which they have asserted that reporting of inflated AWPs have led to excessive payments for prescription drugs.

The regulations regarding reporting and payment obligations with respect to Medicare and/or Medicaid reimbursement and rebates and other governmental programs are complex. We and other pharmaceutical companies are defendants in a number of suits filed by state attorneys general and have been notified of an investigation by the U.S. Department of Justice with respect to Medicaid reimbursement and rebates. While we cannot predict the outcome of the investigation, possible remedies that the U.S. government could seek include treble damages, civil monetary penalties, debarment from contracting with the government and exclusion from the Medicare and Medicaid programs. In connection with such an investigation, the U.S. government may also seek a Corporate Integrity Agreement (administered by HHS OIG) with us which could include ongoing compliance and reporting obligations. Because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. Further, effective October 1, 2007, the CMS adopted new rules for average manufacturer’s price (“AMP”) based on the provisions of the Deficit Reduction Act of 2005 (the “DRA”). While the matter remains subject to litigation and proposed legislation, one potential significant change as a result of the DRA is that AMP would need to be disclosed to the public. AMP was historically kept confidential by the government and participants in the Medicaid program. Disclosing AMP to competitors, customers, and the public at large could negatively affect our leverage in commercial price negotiations.

In addition, as also disclosed herein, a number of state and federal government agencies are conducting investigations of manufacturers’ reporting practices with respect to AWPs in which they have suggested that reporting of inflated AWP has led to excessive payments for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various actions relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.

Any governmental agencies that have commenced, or may commence, an investigation of our Company could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties, debarment from contracting with the government and possible exclusion from federal healthcare programs including Medicare and/or Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments—and even in the absence of any such ambiguity—a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions could have a material adverse effect on our business, financial position and results of operations.

We have material weaknesses in our internal control over financial reporting and cannot assure you that additional material weaknesses will not be identified in the future. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control over financial reporting, we may not be able to report our financial results accurately or timely or detect fraud, which could have a material adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. Section 404 also requires our independent registered public accounting firm to attest to, and report on, the effectiveness of our internal control over financial reporting.

As more fully described in Item 9A—“Controls and Procedures” of our 2011 Form 10-K and based upon our evaluation of internal control over financial reporting as of March 31, 2011, we determined that certain material weaknesses, as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), existed at our Company. Specifically, we determined that we had one material weakness in our internal control environment or entity-level controls and three material weaknesses surrounding financial statement presentation and review procedures and application of accounting principles.

Management is in the process of implementing steps to remediate these material weaknesses. However, we cannot provide assurances that such remediation will be effective.

Our internal control over financial reporting may not prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Also, additional material weaknesses in our internal control over financial reporting may be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. In addition, solely as a result of the material weaknesses, we have determined that our disclosure controls and procedures were not effective as of March 31, 2011. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

A failure to remain in compliance with one or more of the requirements of an outstanding mortgage loan and a related waiver could have a material adverse effect on our business, financial condition and cash flows.

In March 2006, as previously disclosed, we entered into a $43.0 million mortgage loan arrangement, of which approximately $33.0 million remains outstanding as of March 31, 2011. Also, as previously disclosed, we obtained a waiver with respect to certain requirements of the mortgage loan documentation. Failure by us to comply with the terms of the mortgage or the waiver from the lender could result in, among other things, our outstanding obligations with respect to the mortgage loan accelerating and immediately becoming due and payable and resulting in cross-defaults under our convertible notes described below and other debt obligations, which would materially adversely affect our business, financial condition and cash flows.

Pursuant to the indentures governing our convertible notes and our 2015 Notes, our default in the payment of other indebtedness or any final non-appealable judgments could result in such notes becoming immediately due and payable, which could have a material adverse effect on our business, financial condition and cash flows.

In May 2003, we issued $200.0 million principal amount of 2.5% Contingent Convertible Subordinated Notes which mature in 2033 (the “2033 Notes”). We are current in all our financial payment obligations under the indenture governing the 2033 Notes. However, a failure by us or any of our subsidiaries to pay any indebtedness or any final non-appealable judgments in excess of $0.75 million constitutes an event of default under the indenture. An event of default would permit the trustee under the indenture or the holders of at least 25% of the 2033 Notes to declare all amounts owing to be immediately due and payable and exercise other remedies, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern. In addition, if an event of default under the indenture was to be triggered and the 2033 Notes repaid, we could recognize cancellation of indebtedness income. Such cancellation of indebtedness income would result in a tax liability to the extent not reduced by our tax attributes. Additionally, a default in payment of other indebtedness in the amount of $5 million or more, including an event of default with respect to the 2033 Notes, would trigger a default under the indenture governing the 2015 Notes, which would materially adversely affect our business, financial condition and cash flows, as well as our ability to continue as a going concern.

The indenture governing the 2015 Notes contains operating and financial restrictions which may hinder our ability to pursue business opportunities and operate our business.

The indenture governing the 2015 Notes contains significant operating and financial restrictions that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business. These restrictions will limit or prohibit, among other things, our ability to: (1) incur additional indebtedness or issue certain preferred shares; (2) pay dividends, redeem subordinated debt or make other restricted payments on capital stock; (3) designate our subsidiaries as Unrestricted Subsidiaries (as defined in the indenture); (4) change our line of business; (5) transfer or sell assets, including the capital stock of our subsidiaries; (6) make certain investments or acquisitions; (7) grant liens on our assets; (8) incur dividend or other payment restrictions affecting certain subsidiaries; and (9) merge, consolidate or transfer substantially all of our assets. See Note 1—“Description of the Business—Significant Developments” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for a further description of the 2015 Notes.

Increased indebtedness may impact our financial condition and results of operations.

At March 31, 2011, we had an aggregate of $458.0 million of outstanding debt, excluding collateralized borrowings, consisting primarily of $200.0 million principal amount of the 2033 Notes, the remaining principal amount of $33.0 million mortgage loan, and $225.0 million principal amount of 2015 Notes. On March 17, 2011, the Company issued the 2015 Notes. The Company used a portion of the proceeds obtained from the issuance of the 2015 Notes to repay in full its existing obligations under the bridge loan with U.S. Healthcare of approximately $61 million (which amount included an applicable make-whole premium).

Our level of indebtedness may have several important effects on our future operations, including:

•	we will be required to use a portion of our cash flow from operations or otherwise for the payment of any principal or interest due on our outstanding indebtedness;

•

our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures and increases in interest rates; and

•

the level of our outstanding debt and the impact it has on our ability to meet debt covenants may affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

Even if and after we are able to resume manufacturing and shipment of our products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, our business might not continue to generate cash flow at or above historic levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

Holders of the 2033 Notes may require us to offer to repurchase their 2033 Notes for cash upon the occurrence of a change in control or on May 16, 2013, 2018, 2023 and 2028. The source of funds for any repurchase of the 2033 Notes required as a result of any such events will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. The use of available cash to fund the repurchase of the 2033 Notes may impair our ability to obtain additional financing in the future. Any such repayment is a restricted payment under the indenture governing the 2015 Notes and is not permitted unless the 2015 Notes are refinanced with other indebtedness or repaid.

Our cost-reducing measures could yield unintended consequences, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As previously disclosed, we implemented significant cost savings measures to mitigate the financial impact of our actions to recall all of the products we manufactured and to suspend manufacturing and shipment of our products pending compliance with the terms of the consent decree. These measures included a substantial reduction of our workforce, which commenced on February 5, 2009, and an ongoing realignment of our cost structure. We realigned and restructured the sales force for our Ther-Rx subsidiary, and our production workforce. As a result, we reduced our employee headcount from approximately 852 on December 31, 2008 to approximately 317 on March 31, 2010. On March 31, 2010, we implemented a plan to further reduce our employee workforce from 317 to 237. In February 2011, we announced that we would increase our workforce by approximately 95 individuals to support the launch and marketing of Makena™.

The cost-reducing measures taken by us could yield unintended consequences, such as distraction of our management and employees, the inability to retain and attract new employees, business disruption, a negative impact on morale among remaining employees, attrition beyond our planned reduction in workforce and reduced employee productivity, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, our reductions in personnel may subject us to risks of litigation, which could result in substantial cost. We cannot guarantee that the cost reduction measures, or other measures we may take in the future, will result in the expected cost savings, or that any cost savings will be unaccompanied by these or other unintended consequences.

Our future growth will also depend upon our ability to develop, acquire, fund and successfully launch new products in addition to Makena™.

In the near term, we are focused on meeting the requirements of the consent decree, which will allow more of our approved products to be reintroduced to the market and continuing the commercial launch of Makena™. We also need to continue to develop and commercialize new brand name products utilizing our proprietary drug delivery systems to grow our business in the future. To do this, we will need to identify, develop and commercialize technologically enhanced branded products, including using our drug delivery technologies. If we are unable to identify, develop and commercialize new products, we may need to obtain licenses to additional rights to branded or generic products, assuming they would be available for licensing, which could decrease our profitability. We may not be successful in pursuing this strategy.

Prior to entering into the consent decree we had filed ANDAs with the FDA seeking permission to market generic versions of several branded products, including varying strengths of the following:

•	Metadate CD® (methylphenidate hydrochloride) Extended-Release Capsules

•	Ritalin LA® (methylphenidate hydrochloride) Extended-Release Capsules

•	Focalin XR® (dexmethylphenidate hydrochloride) Extended-Release Capsules

•	Keppra XR® (levetiracetam) Extended-Release Tablets

With respect to the first three ANDA submissions noted above, we have sought favorable court rulings in patent infringement actions filed against us by the sponsors of the branded products. See Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for more information regarding patent certifications and litigation. However, in such litigations generally, we cannot be certain of the outcome, and a decision that a relevant patent is valid and infringed likely could significantly delay our ability to market any of the drugs at issue in such lawsuits. In addition, the litigation process itself can impose significant delays and expenses. On March 1, 2010, we entered into a settlement agreement to settle the patent infringement actions with respect to Ritalin LA® and Focalin XR® and on April 2, 2010, we entered into a settlement agreement to settle the patent infringement action with respect to Metadate CD®. See Note 1—“Description of Business—Significant Developments” and Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K for information regarding the settlement. Due to the consent decree, an approval or a tentative approval was not obtained in the required time frame for any of the Company’s Paragraph IV ANDA filings. Therefore, the 180 days of exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, was lost.

We depend on our patents and other proprietary rights and cannot be certain of their confidentiality and protection.

Our success depends, in large part, on our ability to protect our current and future technologies and products, to defend our intellectual property rights and to avoid infringing on the proprietary rights of others. Although the pharmaceutical industry is crowded, we have been issued a substantial number of patents in the U.S. and in many foreign countries, which cover certain of our technologies, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products. The patent position of pharmaceutical companies can be highly uncertain and frequently involves complex legal and factual questions. As a result, the breadth of claims allowed in patents relating to pharmaceutical applications or their validity and enforceability cannot accurately be predicted. Patents are examined for patentability at patent offices against bodies of prior art which by their nature may be incomplete and imperfectly categorized. Therefore, even presuming that the patent examiner has been able to identify and cite the best prior art available to him during the examination process, any patent issued to us could later be found by a court or a patent office during post-issuance proceedings to be invalid in view of newly-discovered prior art or already considered prior art or other legal reasons. Furthermore, there are categories of “secret” prior art unavailable to any examiner, such as the prior inventive activities of others, which could form the basis for invalidating any patent. In addition, there are other reasons why a patent may be found to be invalid, such as an offer for sale or public use of the patented invention in the U.S. more than one year before the filing date of the patent application. Moreover, a patent may be deemed unenforceable if, for example, the inventor or the inventor’s agents failed to disclose prior art to the United States Patent and Trademark Office (the “USPTO”) that they knew was material to patentability.

The coverage claimed in a patent application can be significantly altered during the examination process either in the U.S. or abroad. Consequently, our pending or future patent applications may not result in the issuance of patents or may result in issued patents having claims significantly different from that of the patent application as originally filed. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. Patent applications in the U.S. filed prior to November 29, 2000 are currently maintained in secrecy until and unless patents issue, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed (which generally is the case in the U.S. for applications filed on or after November 29, 2000). In addition, publication of discoveries in scientific or patent literature often lags behind actual discoveries. As a result, we cannot be certain that we or our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications or that we or our licensors were the first to file patent applications on such inventions. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in re-examination, reissue or interference proceedings in the USPTO, or opposition proceedings in a foreign country. The result of these proceedings can be the invalidation or substantial narrowing of our patent claims. We also could be subject to court proceedings that could find our patents invalid or unenforceable or could substantially narrow the scope of our patent claims. Even where we ultimately prevail before the USPTO or in litigation, the expense of these proceedings can be considerable. In addition, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the U.S. For example, methods of treating humans are not patentable in many countries outside of the U.S.

These and other issues may prevent us from obtaining patent protection outside of the U.S. Furthermore, once patented in foreign countries, the inventions may be subjected to mandatory working requirements and/or subject to compulsory licensing regulations.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached by the other parties to these agreements. We may not have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of our confidentiality agreements and there can be no assurance that any such disputes would be resolved in our favor.

In addition, our trade secrets and proprietary technology may become known or be independently developed by our competitors, or patents may not be issued with respect to products or methods arising from our research, and we may not be able to maintain the confidentiality of information relating to those products or methods. Furthermore, certain unpatented technology may be subject to intervening rights.

We depend on our trademarks and related rights.

To protect our trademarks and associated goodwill, domain name, and related rights, we generally rely on federal and state trademark and unfair competition laws, which are subject to change. Some, but not all, of our trademarks are registered in the jurisdictions where they are used. Some of our other trademarks are the subject of pending applications in the jurisdictions where they are used or intended to be used, and others are not.

It is possible that third parties may own or could acquire rights in trademarks or domain names in the U.S. or abroad that are confusingly similar to or otherwise compete unfairly with our marks and domain names, or that our use of trademarks or domain names may infringe or otherwise violate the intellectual property rights of third parties. The use of similar marks or domain names by third parties could decrease the value of our trademarks or domain names and hurt our business, for which there may be no adequate remedy.

Third parties may claim that we infringe on their proprietary rights, or seek to circumvent ours.

We have been sued in the past for, and may in the future be required to defend against charges of infringement of patents, trademarks or other proprietary rights of third parties. Such defenses could require us to incur substantial expense and to divert significant effort of our technical and management personnel, and could result in our loss of rights to develop or make certain products or require us to pay monetary damages or royalties to license proprietary rights from third parties. More generally, the outcome of intellectual property litigation and disputes is uncertain and presents a risk to our business.

If an intellectual property dispute is settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing, using, selling and/or importing into the U.S. certain of our products, and therefore could have a material adverse effect on our business or results of operations. Litigation also may be necessary to enforce our patents against others or to protect our know-how or trade secrets. That litigation could result in substantial expense or put our proprietary rights at risk of loss, and we cannot assure you that any litigation will be resolved in our favor. As noted above, certain patent infringement lawsuits are currently pending against us, any of which could have a material adverse effect on our future business, financial condition, results of operations or cash flows.

Our dependence on key executives and qualified scientific, technical and managerial personnel could affect the development and management of our business.

We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. Our recent reductions in our employee base have increased this dependence. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our business might be harmed by the loss of services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. While we have employment agreements with certain of our key executives, we do not ordinarily enter into employment agreements (other than agreements related to confidentiality and proprietary rights) with our other scientific, technical and managerial employees.

We may be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are wholesale drug distributors, major retail drug store chains, independent pharmacies and mail order firms. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers. For the three and twelve months ended March 31, 2011, our three largest customers, which are specialty pharmacies and distributors, accounted for 29.7%, 21.5% and 14.5% and 17.3%, 16.6% and 11.2% of our gross revenues, respectively. The loss of any of these customers could materially and adversely affect our business, financial condition, results of operations or cash flows.

We depend on licenses from others, and any loss of these licenses could harm our business, market share and profitability.

We have acquired the rights to manufacture, use and/or market certain products through license agreements. We also expect to continue to obtain licenses for other products and technologies in the future. Our license agreements generally require us to develop the markets for the licensed products. If we do not develop these markets, the licensors may be entitled to terminate these license agreements.

We cannot be certain that we will fulfill all of our obligations under any particular license agreement for any variety of reasons, including lack of sufficient liquidity to fund our obligations, insufficient resources to adequately develop and market a product, lack of market development despite our efforts and lack of product acceptance. Our failure to fulfill our obligations could result in the loss of our rights under a license agreement.

Certain products we have the right to license are at certain stages of clinical tests and FDA approval. Failure of any licensed product to receive regulatory approval could result in the loss of our rights under its license agreement.

We expend a significant amount of resources on research and development efforts that may not lead to successful product introductions.

We conduct research and development primarily to enable us to manufacture and market FDA-approved pharmaceuticals in accordance with FDA regulations. Typically, research costs related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDA filings. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA-approved new pharmaceutical products. Also, after we submit an application for approval, the FDA may request that we conduct additional studies and as a result, we may be unable to reasonably determine the total research and development costs to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. In addition, as set forth in the risk factor entitled “Our future growth will largely depend upon our ability to fund and develop new products” above, although the consent decree does not specifically address these ANDA submissions, we anticipate that final approval of any ANDAs will not occur before the FDA has determined that we are compliant with cGMP. In September 2010, the FDA determined that our facilities were in compliance, allowing us to resume shipment of our Potassium Chloride Extended Release Capsule products, which commenced sales in that month. Additional products are in the process of being brought back to market although the Company does not expect to resume shipping other products until prior to the end of calendar year 2011, at the earliest.

We may not be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of our products under development, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial condition, results of operations or cash flows may be materially adversely affected.

Any significant interruption in the supply of raw materials or finished product could have a material adverse effect on our business.

We typically purchase the active pharmaceutical ingredient (i.e., the chemical compounds that produce the desired therapeutic effect in our products) and other materials and supplies that we use in our manufacturing operations, as well as certain finished products (including Evamist® and Makena™), from many different domestic and foreign suppliers.

We also maintain safety stocks in our raw materials inventory, and in certain cases where we have listed only one supplier in our applications with the FDA, have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product, or access to such materials or products on commercially reasonable terms. A prolonged interruption in the supply of a single-sourced raw material, including the active ingredient, or finished product could cause our business, financial condition, results of operations or cash flows to be materially adversely affected. In addition, our manufacturing capabilities could be impacted by quality deficiencies in the products which our suppliers provide, which could have a material adverse effect on our business.

Where we purchase finished products for sale, it is possible for the ability or willingness of our suppliers to supply us to be disrupted, delayed or terminated, including as a result of regulatory actions by the FDA or other government agencies, including shipping halts, product seizures and recalls affecting such suppliers, or as a result of labor stoppages, facility damage or casualties, or other sources of interruption. Such interruptions could have a material adverse effect on our business.

We utilize controlled substances in certain of our current products and products in development and therefore must meet the requirements of the Controlled Substances Act of 1970 (the “CSA”) and the related regulations administered by the U.S. Drug Enforcement Administration (the “DEA”). These regulations relate to the manufacture, shipment, storage, sale and use of controlled substances. The DEA limits the availability of the active ingredients used in certain of our current products and products in development and, as a result, our procurement quota of these active ingredients may not be sufficient to meet commercial demand or complete clinical trials. We must annually apply to the DEA for procurement quota in order to obtain these substances. Any delay or refusal by the DEA in establishing our procurement quota for controlled substances could delay or stop our clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our revenues, gross profit and operating results may fluctuate from period to period, depending upon our product sales mix, our product pricing, and our costs to manufacture or purchase products.

Assuming we are able to comply with the requirements under the consent decree and resume the manufacture and distribution of more of our approved products, our future results of operations, financial condition and cash flows will depend to a significant extent upon our product sales mix (the proportion of total sales among products).

Factors that may cause our sales mix to vary include:

•	the number and timing of new product introductions;

•	marketing exclusivity on products, if any, which may be obtained;

•	the level of competition in the marketplace with respect to certain products;

•	the availability of raw materials and finished products from our suppliers;

•	the buying patterns of our largest wholesaler customers;

•	the scope and outcome of governmental regulatory action that may involve us;

•	periodic dependence on a relatively small number of products for a significant portion of net revenue or income; and

•	legal actions brought by our competitors.

The profitability of our product sales is also dependent upon the prices we are able to charge for our products, the costs to purchase products from third parties, and our ability to manufacture our products in a cost-effective manner. If our revenues and gross profit decline or do not grow as anticipated, we may not be able to correspondingly reduce our operating expenses.

Rising insurance costs could negatively impact profitability.

The cost of insurance, including workers’ compensation, product liability and general liability insurance, has risen significantly in the past few years and may continue to increase. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our business, financial condition, results of operations or cash flows.

We may continue to incur charges for impairment of intangible and other long-lived assets.

When we acquire the rights to manufacture and sell a product, we record the aggregate purchase price, along with the value of the product-related liabilities we assume, as intangible assets. We use the assistance of valuation experts to help us allocate the purchase price to the fair value of the various intangible assets we have acquired. Then, we must estimate the economic useful life of each of these intangible assets in order to amortize their cost as an expense in our consolidated statements of operations over the estimated economic useful life of the related asset. The factors that affect the actual economic useful life of a pharmaceutical product are inherently uncertain, and include patent protection, physician loyalty and prescribing patterns, competition by products prescribed for similar indications, future introductions of competing products not yet FDA-approved and the impact of promotional efforts, among many others. We consider all of these factors in initially estimating the economic useful lives of our products, and we also continuously monitor these factors for indications of decline in carrying value.

In assessing the recoverability of our intangible and other long-lived assets, we must make assumptions regarding estimated undiscounted future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible or other long-lived assets being evaluated, we must determine the fair value of the intangible or other long-lived assets. If the fair value of these assets is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We review intangible assets for impairment at least annually and all long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an intangible or long-lived asset is impaired, a non-cash impairment charge would be recognized.

Because circumstances can change, the value of intangible and long-lived assets we record may not be realized by us. If we determine that impairment has occurred, we would be required to write-off the impaired portion of the unamortized assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs. In addition, in the event of a sale of any of our assets, we might not recover our recorded value of the associated assets.

In connection with the steps taken by us with respect to the nationwide recall and suspension of shipment of all products manufactured by us, the requirements under the consent decree, the ongoing private litigation and governmental inquiries, and certain other events in the fourth quarter of fiscal year 2011 and 2010, we completed an evaluation of each of our intangible assets, and as a result of these evaluations, recognized certain impairment charges.

There are inherent uncertainties involved in the estimates, judgments and assumptions used in the preparation of our financial statements, and any changes in those estimates, judgments and assumptions could have a material adverse effect on our financial condition and results of operations.

The consolidated financial statements that we file with the SEC are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP involves making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. A summary of our significant accounting practices is included in Note 2—“Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K. The most significant estimates we are required to make under U.S. GAAP include, but are not limited to, those related to revenue recognition and reductions to gross revenues, inventory valuation, intangible asset valuations, property and equipment valuations, stock-based compensation, income taxes and loss contingencies related to legal proceedings. We periodically evaluate estimates used in the preparation of the consolidated financial statements for reasonableness, including estimates provided by third parties. Appropriate adjustments to the estimates will be made prospectively, as necessary, based on such periodic evaluations. We base our estimates on, among other things, currently available information, market conditions, historical experience and various assumptions, which together form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that our assumptions are reasonable under the circumstances, estimates would differ if different assumptions were utilized and these estimates may prove in the future to have been inaccurate.

Enactment of the Patient Protection and Affordable Care Act (the “Affordable Care Act”), legislative proposals, reimbursement policies of third parties, cost-containment measures and healthcare reform could affect the marketing, pricing and demand for our products.

The enactment of the Affordable Care Act on March 23, 2010, as well as various additional legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by healthcare providers, including government authorities, private health insurers and other organizations, such as HMOs and MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others regularly challenge the pricing of pharmaceutical products and review their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for our products:

•	the trend toward managed healthcare in the U.S.;

•	the growth of organizations such as HMOs and MCOs;

•	legislative proposals to reform healthcare and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

The Affordable Care Act is a comprehensive and very complex and far-reaching statute. The cost-containment measures and healthcare reforms in the Affordable Care Act and in other legislative proposals could affect our ability to sell our products in many possible ways. The Obama administration’s fiscal year 2010 budget included proposals to reduce Medicare and Medicaid spending and reduce drug spending. We are unable to predict the ultimate impact of the Affordable Care Act, or the content or timing of any future healthcare reform legislation and its impact, on us. Those reforms may have a material adverse effect on our financial condition and results of operations.

The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies and decisions, either generally affecting all pharmaceutical companies or specifically affecting us, may not include some of our products or government agencies or third parties may assert that certain of our products are not eligible for Medicaid, Medicare or other reimbursement and were not so eligible in the past, possibly resulting in demands for damages or refunds. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third-party reimbursement for our products could reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third-party coverage and reimbursement that reduces demand for our products.

Our ability to market generic pharmaceutical products successfully depends, in part, on the acceptance of the products by independent third parties, including pharmacies, government formularies and other retailers, as well as patients. In the past we have manufactured a number of prescription drugs that are used by patients with severe health conditions. Although the brand-name products generally have been marketed safely for many years prior to our introduction of a generic/non-branded alternative, there is a possibility that one of these products could produce a side effect that could result in an adverse effect on our ability to achieve acceptance by managed care providers, pharmacies and other retailers, customers and patients. If these independent third parties do not accept our products, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Extensive industry regulation has had, and will continue to have, a significant impact on our industry and our business, especially our product development, manufacturing and distribution capabilities.

All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and, to a lesser extent, the DEA and state government agencies. The Federal Food, Drug, and Cosmetic Act (the “FDCA”), the CSA and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties, injunctions or holds, recall or seizure of products and total or partial suspension of production, as well as other regulatory actions against our products and us.

In addition to compliance with cGMP requirements, drug manufacturers must register each manufacturing facility with the FDA. Manufacturers and distributors of prescription drug products are also required to be registered in the states where they are located and in certain states that require registration by out-of-state manufacturers and distributors. Manufacturers also must be registered with the DEA and similar applicable state and local regulatory authorities if they handle controlled substances, and with the U.S. Environmental Protection Agency (the “EPA”) and similar state and local regulatory authorities if they generate toxic or dangerous wastes, and must also comply with other applicable DEA and EPA requirements.

From time to time, governmental agencies have conducted investigations of pharmaceutical companies relating to the distribution and sale of drug products to government purchasers or subject to government or third-party reimbursement. However, standards sought to be applied in the course of governmental investigations can be complex and may not be consistent with standards previously applied to our industry generally or previously understood by us to be applicable to our activities.

The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping many of our products. Consequently, we cannot predict whether we will obtain FDA or other necessary approvals or whether the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback and false claims laws.

Several types of state and federal laws, including anti-kickback and false claims statutes, have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. See Part I, Item 1—“Business—(d) Narrative Description of Business—Government Regulation—New Product Development and Approval —Anti-Kickback and False Claims Statutes” of our 2011 Form 10-K for more information.

We endeavor to comply with the applicable fraud and abuse laws and to operate within related statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution. However, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to individuals or entities in a position to prescribe, purchase, or recommend our products may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Violations of fraud and abuse laws may be punishable by civil and/or criminal sanctions, including substantial fines and civil monetary penalties, debarment from contracting with the government, as well as the possibility of exclusion from federal and state healthcare programs, including Medicaid, Medicare and Veterans Administration health programs. Furthermore, the laws applicable to us are broad in scope and are subject to evolving interpretations and permit governmental authorities to exercise significant discretion. Any determination by a governmental authority that we are not in compliance with applicable laws and regulations could have a material adverse effect on our reputation, business operations and financial results.

Our indemnification obligations and limitations of our director and officer liability insurance may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Under Delaware law, our Amended Certificate of Incorporation and By-Laws and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors, officers and associates with respect to current and future inquiries, investigations and litigation (see Note 15—“Commitments and Contingencies” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K). In connection with some of these pending matters, we are required to, or we have otherwise agreed to, advance, and have advanced, significant legal fees and related expenses to several of our current and former directors, officers and associates and expect to continue to do so while these matters are pending. Certain of these obligations may not be “covered matters” under our directors’ and officers’ liability insurance, or there may be insufficient coverage available. Further, in the event the directors, officers and associates are ultimately determined to not be entitled to indemnification, we may not be able to recover the amounts we previously advanced to them.

In addition, we have incurred significant expenses in connection with the pending inquiries, investigations and litigation. We maintain directors’ and officers’ liability insurance for non-indemnifiable securities claims and have met the retention limits under these policies with respect to these pending matters. We cannot provide any assurances that pending claims, or claims yet to arise, will not exceed the limits of our insurance policies, that such claims are covered by the terms of our insurance policies or that our insurance carrier will be able to cover our claims. Due to these insurance coverage limitations, we may incur significant unreimbursed costs to satisfy our indemnification and other obligations, which may have a material adverse effect on our financial condition, results of operations and cash flows.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to his payment of $1.9 million imposed by the United States District Court as a fine and forfeiture of pecuniary gain as part of the sentence resulting from his guilty plea entered by the Court on March 10, 2011. Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred which contained more of the active ingredient than stated on the label. In addition, the Company has advanced or will advance, under the terms of the Indemnification Agreement, legal expense amounting to approximately $5.0 million to a variety of law firms who represented Mr. M. Hermelin for legal matters including the FDA and SEC investigations, the U.S. Department of Justice inquiry, the Audit Committee investigation, HHS OIG exclusion and various class action lawsuits. Under the Company’s standard Indemnification Agreement entered into with all directors, including Mr. M. Hermelin when he served as Chairman of the Board and Chief Executive Officer of the Company, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand for reimbursement of the $1.9 million fine and forfeiture, and whether the advanced legal fees to represent him for various legal matters should be indemnified, is under review by a temporary special committee appointed by the Board of Directors of the Company.

Current global economic conditions may adversely affect our industry, business, financial position and results of operations.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, and this may include spending on healthcare. Our sales could be negatively impacted if patients forego obtaining healthcare. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our industry, business, financial position and results of operations.

Risks Relating to our Common Stock

The market price of our securities has been and may continue to be volatile.

The market prices of securities of companies engaged in pharmaceutical development and marketing activities historically have been highly volatile and the market price of our common stock has significantly declined. In addition, any or all of the following may have a significant impact on the market price of our common stock, among other factors: our ability to continue as a going concern; developments with respect to Makena™ such as its market launch and future revenues and federal and state governmental actions with respect to Makena™, its sales, the coverage and reimbursement of Makena™, and sales of compounded alternatives and other alternative therapies; developments with respect to our compliance with our debt obligations; developments regarding our compliance with the consent decree and returning certain or many of our products to market, including loss of market share as a result of the suspension of shipments, and related costs; developments regarding the relevant parties’ compliance with the plea agreement, the Divestiture Agreement or the Settlement Agreement; the sale by Mr. M. Hermelin or the Hermelin family trusts of their ownership interests in the Company; developments regarding our ability to raise additional capital; our recent financing arrangements; developments regarding private and government litigation and governmental inquiries; our reporting of prices used by government agencies or third parties in setting reimbursement rates; the introduction by other companies of generic or competing products; the eligibility of our products for Medicaid, Medicare or other reimbursement; announcements by us or our competitors of technological innovations or new commercial products; delays in the development or approval of products; regulatory withdrawals of our products from the market; developments or disputes concerning patent or other proprietary rights; publicity regarding actual or potential medical results relating to products marketed by us or products under development; regulatory developments in both the U.S. and foreign countries; publicity regarding actual or potential acquisitions; public concern as to the safety of our drug technologies or products; financial condition and results which are different from securities analysts’ forecasts; economic and other external factors; and period-to-period fluctuations in our financial results.

Future sales of common stock could adversely affect the market price of our Class A or Class B Common Stock.

As of March 31, 2011, an aggregate of 3,126,960 shares of our Class A Common Stock and 20,000 shares of our Class B Common Stock were issuable upon exercise of outstanding stock options under our stock option plans, and an additional 2,858,173 shares of our Class A Common Stock and 1,316,550 shares of Class B Common Stock were reserved for the issuance of additional options and shares under these plans (the Class A Common Stock and the Class B Common Stock are referred to collectively in this prospectus as the “common stock”). In addition, as of March 31, 2011, 20,038,410 shares of Class A Common Stock were reserved for issuance upon exercise of the Warrants, 8,691,880 shares of Class A Common Stock were reserved for issuance upon conversion of $200.0 million principal amount of 2033 Notes, and 337,500 shares of our Class A Common Stock were reserved for issuance upon conversion of our outstanding 7% cumulative convertible preferred stock (“7% Convertible Preferred Stock”). In the Settlement Agreement, Mr. M. Hermelin agreed to dispose of approximately 1,800,000 shares which, if sold on the open market, could have an adverse effect on the trading price of our shares. In addition, we have agreed to register the resale of 9,950,000 shares of Class A Common Stock offered hereby.

Future sales of our common stock and instruments convertible or exchangeable into our common stock and transactions involving equity derivatives relating to our common stock, or the perception that such sales or transactions could occur, could adversely affect the market price of our common stock.

Our By-Laws require the unanimous approval by the members of the Board of certain acts or resolutions of the Board, which could limit our ability to issue equity securities or raise capital.

Section 13 of Article III of our By-Laws provides that the following acts or resolutions of the Board or any committee of the Board require approval by a unanimous affirmative vote or unanimous written consent of the members of the Board then in office (other than any directors who affirmatively recuse themselves prior to the vote):

•	the approval of any agreement or contract, or the issuance of any security, which confers stockholder voting rights;

•	the increase in the number of the members of the Board, in accordance with Section 1 of Article III of the By-Laws, to a number which is in excess of eight; and

•

the approval of any contract, agreement or other document or instrument which contains any provision (1) which imposes a penalty, acceleration of debt, purchase obligation or other adverse effect upon the corporation resulting from the election or appointment of any individual to the Board or the removal of any member of the Board or (2) which restricts, limits or dilutes the right of the stockholders to elect or appoint any individual to the Board or to remove any member of the Board.

As a result, our ability to issue equity securities or to enter into agreements that include certain provisions related to a change of control may be limited, which could adversely affect our ability to raise capital and to meet our obligations as they become due.

Our Board of Directors has the authority to issue preferred stock which could affect the rights of holders of our common stock.

Our Amended Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Holders of common stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock which may be issued. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact on takeover could adversely affect the price of the common stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

Our Amended Certificate of Incorporation and Delaware law may have anti-takeover effects.

Our Amended Certificate of Incorporation authorizes the issuance of common stock in two classes, Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock entitles the holder to one-twentieth of one vote on all matters to be voted upon by stockholders, while each share of Class B Common Stock entitles the holder to one full vote on each matter considered by the stockholders. In addition, our Board, with a unanimous vote, has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The existence of two classes of common stock with different voting rights and the ability of our Board to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock. Other provisions of our Amended Certificate of Incorporation and By-Laws also may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our Class A Common Stock.

In addition, certain provisions of Delaware law applicable to our Company could also delay or make more difficult a merger, tender offer or proxy contest involving our Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” (as defined in the statute) for a period of three years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control and certain of the stock options we have granted provide for the acceleration of vesting in the event of a change in control of our company.

If we do not meet the New York Stock Exchange continued listing requirements, our common stock may be delisted.

In order to maintain our listing on the NYSE, we must continue to meet the NYSE minimum share price listing rule, the minimum market capitalization rule and other continued listing criteria. If our common stock were delisted, it could (1) reduce the liquidity and market price of our common stock; (2) negatively impact our ability to raise equity financing and access the public capital markets; and (3) materially adversely impact our results of operations and financial condition. At certain points during calendar year 2010, the price and 30-day average price of our Class A Common Stock and Class B Common Stock failed to satisfy the quantitative listing standards of the NYSE. Even though the price and 30-day average price of our Class A Common Stock and Class B Common Stock have again begun satisfying the quantitative listing standards of the NYSE, including with respect to minimum share price and public float, we can provide no assurance that they will remain at such levels.

This registration statement and the registration statement covering the sale of the shares of Class A Common Stock that may be issued pursuant to the Warrants held by U.S. Healthcare will result in a substantial amount of previously unregistered shares of our Class A Common Stock being registered, which may depress the market price of our stock.

As of April 11, 2011, the number of outstanding shares of our Class A Common Stock freely tradable on the NYSE and not owned by the selling stockholders was approximately 33,689,318. Assuming the registration statement of which this prospectus is a part becomes effective and all shares of Class A Common Stock being offered pursuant to this prospectus become freely tradable on the NYSE, this amount will increase to 48,604,559. The Company has also filed a registration statement to register the sale of up to 20,038,410 shares of our Class A Common Stock that may be issued to U.S. Healthcare upon the exercise of the Warrants issued to them in connection with the financing arrangements between the Company and U.S. Healthcare. The sale of the shares of Class A Common Stock in this offering and the issuance and sale of the shares of Class A Common Stock that may be issued upon the exercise of the Warrants held by U.S. Healthcare could depress the market price of our Class A Common Stock.

We do not currently intend to pay dividends on our common stock.

Since 1980, we have not declared or paid any cash dividends on our common stock and we do not plan to do so in the foreseeable future. No dividends may be paid on Class A Common Stock or Class B Common Stock unless all dividends on the 7% Convertible Preferred Stock have been declared and paid. The Indentures for our 2015 Notes prohibit us from paying dividends in most cases. Holders of one class of common stock are entitled to receive dividends, other than dividends payable in our capital stock, only if dividends in the same type of property are simultaneously declared with respect to the other class of common stock. When, and if, we declare and distribute dividends on the Class B Common Stock, other than dividends payable in our capital stock, the Class A Common Stock must receive a dividend in the amount of 120% of the dividend distributed on the Class B Common Stock. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus.

UNAUDITED PRO FORMA INFORMATION

The historical financial statements, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, reflect the generic business’s net assets and operations as discontinued. Accordingly, the impact of discontinuing the generics business on the Company’s 2011 continuing operations is already largely reflected in those historical financial statements. The Indenture governing the Post-Exchange Securities includes provisions as to the use of any net proceeds from an Asset Sale, as defined in the Indenture, and which would include the sale of the generics business and net assets. Such provisions generally require the net proceeds to be used, within 365 days of the receipt of sale proceeds, for certain investments in property, plant and equipment or other tangible or intangible non-current assets, for milestone payments to Hologic under the MakenaTM Agreement or, if not so used within one year from the Asset Sale date, to redeem 2015 Notes or repay or repurchase certain other indebtedness or any combination of those uses. The Company currently has no probable plans to acquire significant new long-lived assets.

On a pro forma basis, giving effect to the sale of the generics business and net assets and holding the estimated net proceeds in cash as if such transaction occurred on March 31, 2011, the historical balance sheet as of March 31, 2011 would be adjusted to reflect:

(a) an increase in cash and cash equivalents of approximately $57 million, net of fees for the transaction representing the expected proceeds from the sale;

(b) the elimination of approximately $9 million, $45 million and $3 million of current assets, noncurrent assets and current liabilities associated with discontinued operations, respectively; and

(c) a decrease of approximately $6 million of accumulated deficit and shareholders’ deficit representing a gain on the sale (based on the approximate March 31, 2011 net book value of assets to be sold less liabilities to be assumed and fees of the transaction).

Giving effect to the sale of the generics business and net assets as of April 1, 2010, subject to the assumption that the related net proceeds would be held in a cash account for one year following the date of sale, would have no pro forma impact on the Company’s statement of operations for the fiscal year ended March 31, 2011.

DIRECTORS

The following table lists, for each of the directors, each such person’s principal occupation for at least the past five years, each person’s present position with our Company, the year in which each was first elected as a director (each serving continuously since first elected or appointed), each person’s age (as of April 11, 2011) and each person’s directorships with other companies whose securities are registered with the SEC.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Robert E. Baldini	80	2010

Robert Baldini has over fifty years of experience as an executive in the pharmaceutical industry. In 1981 he joined Key Pharmaceuticals as Vice President of Marketing and Sales and was subsequently promoted to General Manager and eventually President. In 1995 he joined Kos Pharmaceuticals where he served as the Vice Chairman of the Board and Chief of Marketing and Sales until its acquisition by Abbott Laboratories in 2006. From 2007 to the present, Mr. Baldini served as Director/Consultant to Arisaph Pharmaceuticals, AccuBreak Pharmaceuticals, Derm Worxs and Espirit Pharmaceutical.

The Company believes Mr. Baldini is well qualified to serve as a member of the Company’s Board based on his extensive experience as an executive in the pharmaceutical industry and his prior service on pharmaceutical company boards of directors.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Gregory S. Bentley	61	2010

Gregory Bentley has served as our Company’s Senior Vice President, Law since June 2010 and Secretary since August 2010. From 1999 to 2006, he served as general counsel to aaiPharma Inc., a drug development services and pharmaceuticals company. Between 2006 and early 2009, he was Senior Vice President and General Counsel of the Company.

The Company believes Mr. Bentley is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry, with merger, acquisition and divestiture transactions and with our Company, and his knowledge of legal and healthcare regulatory issues.

Mark A. Dow	61	2010

Mark Dow is a CPA who retired from a 36-year career at PricewaterhouseCoopers, LLP in June 2008 where he served as a Partner and was the leader of its middle market tax practice. Mr. Dow has a B.B.A in Accounting from Eastern Michigan University. He currently serves on two Boards of Directors of non-public companies, Propper International, Inc. and Cepia, LLC, both with revenues of approximately $60 million and growing. Mr. Dow also serves as the President of Dow Accounting Services, Ltd.

The Company believes Mr. Dow is well qualified to serve as a member of the Company’s Board based on his extensive knowledge and experience with tax and accounting issues, merger and acquisition structuring and tax due diligence.

David S. Hermelin	44	2004

David Hermelin was our Company’s Vice President of Corporate Strategy and Operations Analysis from 2002 to December 2008; Vice President of Corporate Planning and Administration of our Company from 1995 to 2002; Manager of Strategic Planning and Administration of our Company from 1993 to 1995; and Manager of Business Development of our Company from 1990 to 1993.

The Company believes Mr. D. Hermelin is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry and with our Company.

Joseph D. Lehrer	62	2010

Joseph Lehrer, Lead Director, currently serves as Chairman of the Corporate Department for Greensfelder, Hemker & Gale, P.C., a business law firm headquartered in St. Louis, Missouri, and a partner of its previous partnership since 1980. Mr. Lehrer has been a member of the board of directors of Todd Shipyards Corporation since 1992. From 2001 through the present, he also served as an adjunct Professor of Law at Washington University School of Law.

The Company believes Mr. Lehrer is well qualified to serve as a member of the Company’s Board based on his extensive experience advising clients with respect to merger, acquisition and divestiture transactions, and in regard to venture capital and private financing transactions, including in the pharmaceutical industry and his prior service on boards of directors.

David Sidransky, M.D.	50	2010	Dr. Sidransky currently serves as the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine and has held this position since 1992. He also serves as a Professor of Oncology, Otolaryngology – Head and Neck Surgery, Cellular & Molecular Medicine, Urology, and Pathology at Johns Hopkins University and Hospital for more than the past five years. Dr. Sidransky is serving and has served on scientific advisory boards of MedImmune, Roche, Amge and Veridex, LLC (a Johnson & Johnson diagnostic company), among others. Dr. Sidransky founded, and is the Chairman of the Board of Champions Biotechnology, Inc. Dr. Sidransky also serves as Chairman of the Board of Tamir Biotechnology, Inc. and serves as a Director on the Board of Rosetta Genomics. Dr. Sidransky served as Director (2005-2008) of the American Association for Cancer Research from 2005-2008 and as Director, Vice Chairman of Imclone Systems from 2005-2008.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships

			The Company believes Dr. Sidransky is well qualified to serve as a member of the Company’s Board based on his extensive experience in clinical and medical oncology, his stature as a leading researcher in the field, and his experience with biotechnology companies.

Ana I. Stancic	53	2010

Ms. Stancic has over twenty years of extensive and diversified finance, accounting and operational experience in the healthcare industry. She currently serves as the Senior Vice President Finance and Chief Financial Officer of Enzon Pharmaceuticals. Between 2010 and 2011, Ms. Stancic served as the Senior Vice President and Chief Financial Officer of M2Gen, a wholly owned for-profit subsidiary of the Moffitt Cancer Center. Ms. Stancic was recently named to the Board of Directors of Genta, Inc., a biopharmaceutical company focused on the treatment of cancer. From 2008 to 2009, she served as Chief Financial Officer of Aureon Bioscience, a life science company dedicated to enabling the advancement of predictive and personalized cancer treatment options. From 2007 to 2008, she was Executive Vice President and Chief Financial Officer at Omrix Biopharmaceuticals, Inc., an international publicly traded biopharmaceutical company with marketed products in the biosurgical and passive immunotherapy fields, which was acquired by Johnson and Johnson. From 2004 to 2007, Ms. Stancic was at ImClone Systems, Inc., a publicly traded biotechnology company, where she served in various financial roles, including Senior Vice President of Finance. Prior to joining ImClone, she was Vice President and Controller at Savient Pharmaceuticals, Inc. Ms. Stancic began her career at PricewaterhouseCoopers in the Assurance practice where she had responsibility for international and national companies in the pharmaceutical and services industries. Ms. Stancic is a Certified Public Accountant and holds an M.B.A. degree from Columbia University Graduate School of Business. She also serves as a member of the Board of Directors of Champions Biotechnology.

The Company believes Ms. Stancic is well qualified to serve as a member of the Company’s Board based on her extensive experience in the medical industry, her knowledge of tax and accounting issues and her prior service on boards of directors.

EXECUTIVE COMPENSATION

Compensation of Directors

Director Compensation is designed to attract individuals who have the required background, experience and functional expertise to provide strategic direction and oversight to us. Only those directors who are not also employees of our Company receive cash compensation for their service as directors. With respect to such non-employee directors, the Compensation Committee of the Board of Directors recommends the appropriate levels of compensation to the Board of Directors, and the full Board of Directors approves the actual compensation to be paid to the non-employee directors. All directors receive the stock option component of director compensation described below.

Basic Retainer—The cash component of the director compensation program was designed to compensate the non-employee directors for their service on the Board. The Board of Directors sets the level of cash compensation for service as a director from time to time. On September 13, 2010, the Board of Directors adopted and approved a compensation plan for directors for the fiscal year ended March 31, 2011 (the “2011 Plan”). The 2011 Plan will be reviewed annually thereafter. The 2011 Plan is described more fully below.

Stock Options—The stock option component of the director compensation program was designed to align the interest of the directors with those of our stockholders. As such, upon appointment as a director, each director is granted options to acquire 7,500 shares of Class A Common Stock. Subsequent grants for directors who are not members of the Compensation Committee are determined periodically by the Board of Directors, based on the recommendation of the Compensation Committee. Subsequent grants for members of the Compensation Committee are determined periodically by the Board of Directors. Such options are granted as non-qualified options under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and generally vest ratably over five years.

Expense Reimbursement—We also pay for the reasonable out-of-pocket expenses incurred by the non-employee directors for attendance at Board and committee meetings.

Director Compensation During the Fiscal Year Ended March 31, 2011

Annual Cash Retainers—The 2011 Plan provides that every director receives an annual cash retainer in the amount of $175,000. The 2011 Plan also includes additional annual cash retainers in the following amounts:

•	For the non-executive Chairman of the Board of Directors, if one is elected, $125,000;

•	For the Lead Director, if one is elected, $75,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee;

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000; and

•

For each member of the Finance Committee, $5,000, with an additional $15,000 for the Chairman of the Finance Committee. Additionally, each member of the Finance Committee receives additional compensation based on the number of meetings attended and time spent on financing matters for the Company.

Annual cash retainers were payable in advance in equal quarterly installments on the first business day of each calendar quarter up until the quarter ended September 30, 2010. Effective with the quarter ended December 31, 2010, annual retainers are paid in arrears in equal quarterly installments. If, during any quarter, a director resigns, including due to incapacity or death, is removed without cause, or is not re-elected, any previously paid quarterly installment is deemed fully earned. If a director attends fewer than 75% of meetings during the calendar year, the 2011 Plan provides that such director’s annual cash retainer will be reduced on a pro-rata basis and that excess amounts already received are required to be repaid to the Company.

Per-Meeting Cash Fees— Beginning with the thirteenth meeting of the Board of Directors in each calendar year, each non-employee director will receive a cash fee in the amount of $2,000 for every meeting of the Board of Directors lasting more than two hours and $1,000 for every meeting of the Board of Directors lasting two hours or less. Beginning with the thirteenth meeting of each committee in each calendar year (other than the special committee), each non-employee director will receive a cash fee in the amount of $1,500 for every meeting of such committee lasting more than two hours and $750 for every meeting of such committee lasting two hours or less.

Director Compensation Paid During Fiscal Year 2011

The following table sets forth the compensation paid to our directors for the fiscal year ended March 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Robert Baldini(2)	78,660	—	20,674	99,334
Gregory S. Bentley(3)	—	—	53,607	53,607
Mark A. Dow(4)	115,724	—	20,167	135,891
David S. Hermelin(5)	425,639	—	13,376	439,015
Joseph Lehrer(4)(6)	360,681	—	20,167	380,848
David Sidransky(7)	101,384	—	19,614	120,998
Ana Stancic(8)	106,527	—	20,349	126,876
Jean M. Bellin(9)	41,000	—	—	41,000
Kevin S. Carlie(9)	53,390	—	—	53,390
Terry B. Hatfield(10)	80,593	—	—	80,593
Marc S. Hermelin(11)	99,997	—	—	99,997
Jonathon E. Killmer(9)	73,686	—	—	73,686
Norman D. Schellenger(9)	42,884	—	—	42,884
John Sampson(12)	83,382	—	—	83,382

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.

(2)	Mr. Baldini was appointed to the Board on July 29, 2010. The annual retainer paid to Mr. Baldini was prorated based on his date of appointment to the Board.
(3)	Mr. Bentley was elected to the Board on June 10, 2010 and also serves as our Senior Vice President, Law and Secretary. As an executive officer of our Company, Mr. Bentley does not receive additional cash compensation for his service as a director although he did received an initial option award upon his appointment to the Board and the option award granted to our directors on September 7, 2010. Mr. Bentley also received an option award for his service as an executive officer. Mr. Bentley’s compensation for his service as an executive officer and director of the Company is set forth in the Summary Compensation Table below.
(4)	Messrs. Dow and Lehrer were elected to the Board on June 10, 2010. The annual retainers paid to each of Messrs. Dow and Lehrer were prorated based on their dates of election to the Board.
(5)	Amount reflects extensive involvement in meetings and activities of the Finance Committee beginning in June 2010 related to the Company’s financing considerations.
(6)	Amount reflects extensive involvement in meetings and activities of the Finance Committee beginning in June 2010 related to the Company’s financing considerations as well as compensation related to service as the Company’s lead director.
(7)	Dr. Sidransky was appointed to the Board on July 7, 2010. The annual retainer paid to Dr. Sidransky was prorated based on his date of appointment to the Board.
(8)	Ms. Stancic was appointed to the Board on June 17, 2010. The annual retainer paid to Ms. Stancic was prorated based on her date of appointment to the Board.
(9)	Messrs. Bellin, Carlie, Killmer and Schellenger served as members of the Board until June 10, 2010, when they were not re-elected to the Board at the Annual Meeting of Stockholders for the fiscal year ended March 31, 2009. The annual retainers paid to each of Messrs. Bellin, Carlie, Killmer and Schellenger were prorated through June 10, 2010.
(10)	Mr. Hatfield served as a member of the Board until June 17, 2010, when his resignation from the Board became effective. The annual retainer paid to Mr. Hatfield was prorated through June 17, 2010.
(11)	Mr. M. Hermelin served as a member of the Board until November 10, 2010, when he resigned from the Board. The annual retainer paid to Mr. M. Hermelin was prorated through November 10, 2010.
(12)	Mr. Sampson served as a member of the Board until July 7, 2010, when his resignation from the Board became effective. The annual retainer paid to Mr. Sampson was prorated through July 7, 2010.

One-Time Stock Option Grant—On September 7, 2010, the Board of Directors granted each director an option to purchase 10,000 shares of our Class A Common Stock pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan at an exercise price equal to the closing price of the Class A Common Stock on the NYSE on that date. The non-incentive stock options, which have a 10 year life, vest in 20% increments on September 7, 2011, September 7, 2012, September 7, 2013, September 7, 2014 and September 7, 2015 and are exercisable upon vesting. In the event a director ceases to be a director within 12 months of a change of control, the options are exercisable immediately.

As of March 31, 2011, the directors held the following outstanding unexercised options:

	Number of Securities Underlying Options (#)			Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value ($)(1)
Name	Class A Common Stock		Class B Common Stock
Robert Baldini(2)	7,500		—	1.18	08/05/2020	7,298
	10,000		—	1.62	09/07/2020	13,376
Gregory S. Bentley(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
	25,000	(4)	—	1.62	09/07/2020	33,440
Mark A. Dow(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
David S. Hermelin (7)	15,000		—	2.95	01/13/2019	24,964
	10,000		—	1.62	09/07/2020	13,376
Joseph Lehrer(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
David Sidransky(5)	7,500		—	1.02	06/24/2020	6,238
	10,000		—	1.62	09/07/2020	13,376
Ana Stancic(6)	7,500		—	1.14	06/17/2020	6,973
	10,000		—	1.62	09/07/2020	13,376
Jean M. Bellin(7)	15,000		—	2.95	01/13/2019	24,964
Kevin S. Carlie(7)	15,000		—	2.95	01/13/2019	24,964
Terry B. Hatfield(7)	15,000		—	2.95	01/13/2019	24,964
Marc S. Hermelin(7)	15,000		—	2.95	01/13/2019	24,964

	Number of Securities Underlying Options (#)
Name	Class A Common Stock	Class B Common Stock	Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value($)(1)
Jonathon E. Killmer (7)	15,000	—	2.95	01/13/2019	24,964
Norman D. Schellenger (7)	15,000	—	2.95	01/13/2019	24,964
John Sampson(8)	—	—	—	—	—

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	Mr. Baldini, appointed to our Board on July 29, 2010, received an initial stock option grant on August 5, 2010 at an exercise price of $1.18, the closing stock price of our Class A Common Stock on the date of grant.
(3)	Messrs. Bentley, Dow and Lehrer, elected to our Board on June 10, 2010, each received an initial stock option grant on June 10, 2010 at an exercise price of $1.11, the closing stock price of our Class A Common Stock on the date of grant.
(4)	In addition to stock options granted in connection with his service as a director, Mr. Bentley received a stock option grant to purchase up to 25,000 shares of our Class A Common Stock in connection with his service as an executive officer of the Company on September 7, 2010 at an exercise price of $1.62, the closing stock price of our Class A Common Stock on the date of grant.
(5)	Dr. Sidransky, appointed to our Board on June 24, 2010 and received an initial stock option grant on that date at an exercise price of $1.02, the closing stock price of our Class A Common Stock on the date of grant.
(6)	Ms. Stancic, appointed to our Board on June 17, 2010, received an initial stock option grant on June 17, 2010 at an exercise price of $1.14, the closing stock price of our Class A Common Stock on the date of grant.
(7)	The award agreements governing the January 13, 2009 option grants provide for quarterly vesting in 25% increments over a one year period. Upon the director’s termination of service as a member of our Board, the director has a three year period beginning from the date of termination to exercise vested awards.
(8)	Mr. Sampson was appointed to our Board on February 21, 2010. On June 10, 2010, Mr. Sampson was granted options at an exercise price of $1.11, the closing price of our Class A Common Stock on the date of grant. The options were forfeited on June 24, 2010, which is the date Mr. Sampson’s resignation became effective.

Agreement with Mr. Bentley— On June 10, 2010, Mr. Bentley was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Under a letter dated October 26, 2010, if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation philosophy, objectives and policies for the fiscal year ended March 31, 2011 as applicable to the six current and former executive officers that constitute the “named executive officers:”

•	Gregory J. Divis, Jr., President and Chief Executive Officer;

•	David A. Van Vliet, former Interim President and Interim Chief Executive Officer, who served in such capacities until July 14, 2010;

•	Thomas S. McHugh, Chief Financial Officer and Treasurer;

•	Stephen A. Stamp, former Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, who served in such capacities until June 14, 2010;

•	Gregory S. Bentley, Senior Vice President, Law and Secretary; and

•	Mark T. Hartman, President, Generics Division.

The Compensation Discussion and Analysis summarizes the structure and rationale for each element of the named executive officers’ compensation. Compensation for each of our named executive officers was determined as described in more detail under the caption “—Determining Individual Compensation Levels.” The basic components of each named executive officer’s compensation include: base salary, annual cash incentives, stock options, retention awards and employee benefits such as insurance, 401(k) plan and perquisites.

In connection with the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, and due to the related impact on our operations and financial position, the Compensation Committee elected: (1) to implement in April 2009 a retention program comprised of cash retention bonus payments and stock option awards designed to retain key executives while conserving cash; (2) to discontinue all Incentive Compensation Plans for fiscal year 2009, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2009; (3) not to establish Incentive Compensation Plans for fiscal year 2010, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2010; (4) not to pre-establish performance goals with respect to performance-based compensation for fiscal year 2011; (5) not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal years 2010 and 2011; (6) not to pay annual cash incentive bonuses to its named executive officers for fiscal year 2011 in order to conserve cash; and (7) to grant to our named executive officers stock option awards during fiscal year 2011 as an incentive and retention tool.

On September 13, 2010, we implemented a mandatory salary reduction program for exempt personnel, ranging from 15% to 25% of base salary, in order to conserve our cash and financial resources. The Company plans on repaying its employees, who are still employed by the Company at the time of payment, during fiscal year 2012. Each of the current named executive officers had their respective salaries reduced by 25% as a result of this program during fiscal year 2010. In March 2011, the salaries of exempt personnel were reinstated.

Compensation Program Objectives

The objectives of our executive compensation program are to (1) recruit, retain and motivate highly qualified and experienced executives who have the necessary skills and experience to succeed, (2) provide compensation that is fair, reasonable and competitive, (3) link compensation to performance, and (4) align the interests of executives with those of our stockholders.

Compensation and Benefits Philosophy

Our compensation program for fiscal year 2011 was based on the following guiding principles:

Performance—We believe the best way to accomplish alignment of compensation plans with the interest of our stockholders is to link executive pay directly to our performance.

Competitiveness—Our executive compensation and benefits program is intended to be competitive with those provided at companies in the pharmaceutical and drug delivery industries for similar talent. The benefits component of the program is designed to provide competitive levels of protection and financial security and is not based on individual performance.

Cost—Our total compensation and benefit program is designed to be cost-effective and affordable, ensuring that the interests of our stockholders are considered in determining executive pay levels. We seek to adequately fund our executive compensation program while, at the same time, ensuring that enough capital remains for reinvestment to facilitate achievement of our short-term and long-term goals.

Compensation Committee Process

The Compensation Committee is responsible for establishing and periodically reviewing our executive compensation philosophy and guiding principles. No less frequently than annually, the Compensation Committee evaluates its plans and policies against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. The purpose of the review is to provide assurance that in light of the changing corporate environment, our executive compensation program continues to help attract and retain the talent necessary to foster a culture of compliance, strong sales growth, long-term financial performance and stockholder returns.

In December 2008, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant, to act as its compensation consultant. The Compensation Committee periodically consults with Frederic W. Cook & Co. Inc. on an as-needed basis and in fiscal year 2011, the total fees paid to this consultant were $13,000.

Components of Total Compensation

We typically provide two main types of compensation: (1) direct compensation (including base salary, annual cash incentives, stock options and retention awards); and (2) indirect compensation (including benefits such as insurance, 401(k) plan and perquisites).

Direct Compensation

Direct compensation for executive officers consists of the following components:

Base salary—Base salary is designed to attract and retain highly experienced executives who can manage our Company to achieve our short-term and long-term strategic goals. Executive salaries are based on an individual’s overall experience, tenure with our Company, level and scope of responsibility and the general and industry-specific business competitive environment.

We may grant annual base salary increases to executives who are performing at or above expectations at the beginning of each fiscal year. Among other factors, annual increases seek to achieve an appropriate competitive level to account for increases in the cost of living and similar factors and/or to address changes in the external competitive market for a given position. Following discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters and due to the related impact on our operations and financial position, the Compensation Committee elected not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal years 2010 and 2011. The Compensation Committee will consider implementing base salary increases in subsequent fiscal years.

Annual cash incentives—Annual cash incentives are designed to link a significant portion of an executive’s annual compensation to both our Company’s and the individual’s annual performance. Annual cash incentives are based on individual performance, performance of our Company and performance of the department or division under the responsibility of the executive. Although different performance factors are applied to individual executives, such factors generally include how well the individual executive and his or her area of responsibility performed against goals and objectives which were established before the fiscal year commenced, as well as how the executive promoted an environment of results, teamwork and talent development in his or her areas of responsibility.

For fiscal year 2011, the Compensation Committee determined not to adopt Incentive Compensation Plans. Consequently, none of the named executive officers received any annual incentive payments with respect to fiscal year 2011. As a result, our current compensation program, including decisions relating to performance-based compensation, is based on the Compensation Committee’s subjective and discretionary assessment of the overall performance of our Company and individual executive officers after receiving recommendations from the Chief Executive Officer with respect to his direct reports. The Compensation Committee has not established performance goals for fiscal year 2012, however, the Compensation Committee anticipates establishing performance goals in the future.

Discretionary cash incentives—The Compensation Committee may grant discretionary cash bonuses based on our Company’s overall performance and the performance of individual executive officers. During fiscal year 2011, we did not make any discretionary cash bonus awards to named executive officers.

Stock option grants—Stock option grants are designed to strengthen the link between realized compensation and returns for stockholders and thereby align management’s interest in our long-term success with the interests of our stockholders. Awards granted to executive officers are discretionary under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan. The size of individual awards is dependent upon the executive’s position, tenure and number of vested and previously exercised options. As part of implementing the goal of retaining the services of the named executive officers, our named executive officers received stock option awards in fiscal year 2011. The criteria described above are applied to each executive officer subjectively, based on the Compensation Committee’s evaluation of each named executive officer’s performance, options received previously by each named executive officer and the need to retain each named executive officer’s services.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the share-based awards. The Company’s estimate of expected term was determined based on the average period of time that options granted are expected to be outstanding considering current vesting schedules and the historical exercise patterns of existing option plans. The expected volatility assumption used in the Option Model is based on historical volatility over a period commensurate with the expected term of the related options. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of the Company’s stock options.

The following weighted average assumptions were used to value stock options granted during the fiscal years ended March 31, 2011, 2010 and 2009:

	Years ended March 31,
	2011	2010	2009
Dividend yield	None	None	None
Expected volatility	106%	99%	73%
Risk-free interest rate	1.95%	2.50%	1.96%

	Years ended March 31
	2011	2010	2009
Expected term	6.4 years	5.9 years	6.6 years
Weighted average fair value per share at grant date	$1.49	$2.33	$2.13

Indirect Compensation

Indirect compensation for executive officers consists of the following benefit plans:

Insurance plans—We provide standard company-sponsored insurance plans to our employees, including the named executive officers. The core insurance package includes health, dental, disability and basic group life insurance coverage. In general, executives participate in these benefits on the same basis as other employees.

401(k) Plan— Through our 401(k) Plan, the named executive officers are provided an opportunity to save for retirement on a tax-favored basis. Participation in the 401(k) Plan is generally available to all employees at the beginning of each pay period. The Company matched employee contributions to the 401(k) plan at 50% of the first 7% of the employee’s contributions through August 30, 2010, when the matching component was suspended.

Perquisites—Certain executives are generally provided a car allowance or use of a company owned or leased car. See the footnotes to the Summary Compensation Table under the heading “Other Compensation.”

The Compensation Committee periodically reviews the benefits offered to the named executive officers to ensure that the benefits program is competitive and cost-effective for us and supports our need for a qualified and experienced executive team. The benefits component of the executive compensation program is not tied to our Company’s or individual performance.

Establishing Overall Compensation Levels. The Compensation Committee establishes overall compensation levels based on the competitive market value for the area of responsibility as well as the education and experience of the executive.

Determining Incentive Compensation Allocation—Annual and Long-Term Incentives. The amount allocated to annual versus long-term compensation is determined on the basis of the amount of available funding for our overall compensation programs, including executive compensation. The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee to ensure an appropriate alignment with the interests of our stockholders and our ability to meet our long-term strategic goals. In determining individual executive officer pay levels, the Compensation Committee considers the total compensation to be delivered to individual executives and exercises discretion in determining an appropriate balance between short-term cash and long-term equity compensation. We believe this “total compensation” approach—permitting flexibility to shift the mix of annual and long-term compensation—provides the ability to align pay decisions with the short- and long-term needs of the business. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Each named executive officer is evaluated on an annual basis and, to the extent the Compensation Committee determines to grant options to such named executive officer, options are typically granted at the end of the review period. We have not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. Rather, the grant date with respect to any options granted to a named executive officer generally is the date the Compensation Committee determines to grant such options. In general, stock option grant dates correspond to the last trading day of a fiscal quarter. As such, there may be times when the Compensation Committee grants options when the Board of Directors or Compensation Committee is in possession of material non-public information. The Compensation Committee typically does not take such information into account when determining whether and in what amount to make option grants.

Determining Individual Compensation Levels

Compensation levels for named executive officers who currently are employed with our Company are determined based on (1) the overall performance of our Company, (2) individual performance, (3) the executive’s experience and tenure at our Company and (4) the terms of the related employment agreement.

For fiscal year 2011, the Compensation Committee determined not to pre-establish performance goals with respect to our performance-based compensation. The Compensation Committee will consider establishing performance goals for subsequent fiscal years.

The Impact of Accounting and Tax Treatments on Forms of Compensation Paid

Based on regulations issued by the Internal Revenue Service, we consider the accounting and individual and corporate tax consequences of the compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer and any one of the four other most highly compensated executive officers for any fiscal year. Qualifying performance-based compensation is not subject to the limitation if certain requirements are met. Based on current compensation, the Company does not believe Section 162(m) will be triggered for our named executive officers for fiscal year 2011, but we will consider its applicability with respect to fiscal year 2012 and future periods.

Our Company has adopted FASB ASC Topic 718, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards. Stock-based compensation is recognized based on the grant date fair value estimated in accordance with the provisions of FASB ASC Topic 718. Determining the fair value of share-based awards at the grant date requires judgment to identify the appropriate valuation model and estimate the assumptions, including the expected term of the stock options and expected stock-price volatility, to be used in the calculation. Judgment is also required in estimating the percentage of share-based awards that are expected to be forfeited. We estimated the fair value of stock options granted using the Black-Scholes option-pricing model with assumptions based primarily on historical data. If actual results differ significantly from these estimates, stock-based compensation expense could be materially impacted.

Employment Arrangements with Named Executive Officers

Mr. Divis (President and Chief Executive Officer)

We previously entered into an employment and confidentiality agreement with Mr. Divis, Chief Executive Officer, President, and President of Ther-Rx Corporation that commenced on July 20, 2007 and remained in full force and effect during fiscal year 2009. On November 19, 2009, we entered into a new employment agreement with Mr. Divis, which replaced and superseded in its entirety the employment and confidentiality agreement. The terms of Mr. Divis’ current employment agreement are described below.

Mr. Divis’ employment agreement had an initial term that expired on December 31, 2011 but has been automatically extended until December 31, 2012. The term will automatically further extend for successive twelve-month periods unless terminated by us or Mr. Divis by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. Divis receives a base salary of $335,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Divis is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. Divis, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. Divis’ disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. Divis should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. Divis is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% percent of the remaining directors then serving on the Board of Directors.

Mr. Divis may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. Divis may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. Divis’ principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. Divis’ employment is terminated by us without cause or by Mr. Divis upon relocation, subject to Mr. Divis’ compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. Divis the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Divis obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period; and

•

the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to one times the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. Divis upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 25 percent of Mr. Divis’ then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. Divis for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. Divis under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. Divis in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. Divis will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. Divis’ employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. McHugh (Chief Financial Officer and Treasurer)

We previously entered into an employment agreement with Mr. McHugh, Chief Financial Officer, Treasurer and Chief Accounting Officer that commenced on February 19, 2010. This agreement remained in full force and effect until July 6, 2010, when we entered into a new employment agreement with Mr. McHugh upon his appointment as Chief Financial Officer and Treasurer, which replaced and superseded in its entirety the previous employment agreement.

Under the employment agreement entered into effective July 6, 2010, Mr. McHugh was appointed as Chief Financial Officer and Treasurer and his base salary was increased from $230,000 to $300,000. The other material terms of each of the employment agreements are substantially the same. The current agreement had an initial term that expired on December 31, 2011 but has been automatically extended until December 31, 2012. The term will automatically further extend for successive twelve-month periods unless terminated by us or Mr. McHugh by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. McHugh receives a base salary of $300,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. McHugh is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. McHugh, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. McHugh’s disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. McHugh should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. McHugh is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% of the remaining directors then serving on the Board of Directors.

Mr. McHugh may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. McHugh may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. McHugh’s principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. McHugh’s employment is terminated by us without cause or by Mr. McHugh upon relocation, subject to Mr. McHugh’s compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. McHugh the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, such welfare plan coverage will cease if Mr. McHugh obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period; and

•

the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to one times the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. McHugh upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 25 percent of Mr. McHugh’s then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. McHugh for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. McHugh under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. McHugh in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. McHugh will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. McHugh’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Bentley (Senior Vice President, Law and Secretary)

On June 10, 2010, Mr. Bentley was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Under a letter dated October 26, 2010, the parties agreed that in the event that Mr. Bentley’s employment with the Company is terminated, but his service as a director continues, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, would continue to vest while he continues to serve as a director. The option vests in five equal annual installments beginning on September 7, 2011. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but he is not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options.

Additionally, Mr. Bentley and the Company agreed that Mr. Bentley would continue to provide legal services to the Company through June 10, 2011 at an annual rate of $350,000 (inclusive of any directors compensation received by him during that period) should his employment terminate prior to that date. Further, if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

Mr. Hartman (President, Generics Division)

Under a letter agreement dated October 13, 2010, Mr. Hartman was hired as an “at-will” employee to serve as President of our generic business. The letter agreement provides for an initial base annual salary of $400,000 and other standard benefits offered to our executives. Mr. Hartman further agreed, for a period of 36 months immediately following termination, regardless of how, when or why Mr. Hartman’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Post-Employment Termination Compensation

Mr. Van Vliet (former Interim President and Interim Chief Executive Officer)

The Board of Directors appointed Mr. Van Vliet to serve as Interim President and Interim Chief Executive Officer on December 5, 2008. Prior to such date, Mr. Van Vliet served as President and Chief Executive Officer of our subsidiary, ETHEX Corporation. Mr. Van Vliet’s employment with the Company was terminated effective as of July 14, 2010, the end of the 30-day notice period provided for in his employment agreement dated November 23, 2009, during which 30-day period he was placed on administrative leave.

Upon his termination, subject to his compliance with the provisions of the employment agreement and the execution by Mr. Van Vliet of a general release of claims, Mr. Van Vliet received a cash severance payment of $1,050,000, two times the sum of Mr. Van Vliet’s then current base salary, payable in equal biweekly payments over the ensuing twelve months. Mr. Van Vliet also received the right to continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Van Vliet obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period. For a period of 36 months immediately following termination, regardless of how, when or why Mr. Van Vliet’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Stamp (Former Vice President, Chief Financial Officer, Treasurer and Assistant Secretary)

The Board of Directors appointed Mr. Stamp to serve as Chief Financial Officer, Treasurer and Assistant Secretary on April 7, 2010. On June 14, 2010, Mr. Stamp resigned effective immediately from all of his positions with the Company. Mr. Stamp did not receive any severance in connection with his resignation.

Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to us in all capacities for the fiscal years ended March 31, 2011, 2010 and 2009 of those persons who were (1) our principal executive officer, (2) our former principal executive officer, (3) our principal financial officer, (4) our former principal financial officer and (5) our most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at fiscal year-end (each, a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Gregory J. Divis, Jr.,	2011	313,070	—		66,599		—	5,433	385,102
President and Chief	2010	335,462	60,000	(3)	112,506		—	17,537	525,505
Executive Officer	2009	335,000	—		68,911		—	8,716	412,627

David A. Van Vliet,	2011	196,198	—		—		—	1,054,056	1,250,254
Former Interim President	2010	525,712	—		317,870	(3)	—	28,944	872,526
and Chief Executive Officer(4)	2009	471,700	—		201,864		—	7,712	681,276

Thomas S. McHugh,	2011	258,851	—		50,152		—	11,947	320,950
Chief Financial Officer and	2010	230,712	30,000	(3)	11,470	(3)	—	16,972	289,154
Treasurer	2009	—	—		—		—	—	—

Stephen A. Stamp,	2011	73,946	—		—		—	2,507	76,453
Former Vice President,	2010	—	—		—		—	—	—
Chief Financial Officer, Treasurer and Assistant Secretary(5)	2009	—	—		—		—	—	—

Gregory S. Bentley,	2011	240,951	—		53,576		—	4,127	298,654
Senior Vice President, Law	2010	—	—		—		—	—	—
and Secretary(6)	2009	—	—		—		—	—	—

Mark T. Hartman,	2011	181,854	—		—		—	5,106	186,960
President, Generics	2010	—	—		—		—	—	—
Division	2009	—	—		—		—	—	—

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	All other compensation for the fiscal year ended March 31, 2011 includes the following:

Name	Gross Up Incentive ($)	Car Allowance ($)(a)	401K Match ($)	Group Term Life Insurance ($)	Other Compensation ($)		Total Other Compensation ($)
Gregory J. Divis, Jr.	—	—	5,363	70	—		5,433
David A. Van Vliet	—	736	3,231	89	1,050,000	(b)	1,054,056
Thomas S. McHugh	—	1,281	4,083	93	6,490	(c)	11,947
Stephen A. Stamp	2,486	—	—	21	—		2,507
Gregory S. Bentley	—	—	—	320	3,807	(c)	4,127
Mark T. Hartman	5,042	—	—	64	—		5,106

(a)	During fiscal year 2011, we provided a Company owned or leased vehicle to certain named executive officers as set forth above. At the end of each annual period ending October 31, each executive officer is required to indicate to us the personal usage made of the vehicle. The value of such usage, which is calculated on the basis of the value of the vehicle and the miles driven for personal use, is attributed to the executive officer as taxable income.
(b)	Represents severance pay.
(c)	Represents vacation payout.

(3)	Represents cash bonus and/or stock option awards received by each of the named executive officers pursuant to the April 2009 retention program instituted by our Company.
(4)	Mr. Van Vliet’s employment with our Company was terminated effective as of July 14, 2010.
(5)	Mr. Stamp resigned from his employment with our Company effective as of June 14, 2010.
(6)	The amount listed for option awards includes stock option awards to Mr. Bentley for his service as a director.
(7)	Represents severance and relocation pay following the termination of Mr. Bentley’s employment with our Company in January 2009.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to named executive officers for the fiscal year ended March 31, 2011:

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gregory J. Divis, Jr.	09/07/2010	(3)	50,000	1.62	66,599
David A. Van Vliet(5)	—		—	—	—
Thomas S. McHugh	07/29/2010	(4)	25,000	1.14	23,513
	09/07/2010	(3)	20,000	1.62	26,640
Stephen A. Stamp(6)	—		—	—	—
Gregory S. Bentley	06/10/2010	(4)	7,500	1.11	6,791
	09/07/2010	(4)	25,000	1.62	33,440
	09/07/2010	(4)	10,000	1.62	13,376
Mark T. Hartman(7)	—		—	—	—

(1)	All stock options were granted pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and represent options to purchase shares of our Class A Common Stock. The options have a ten year term and an exercise price equal to the closing price of the Class A Common Stock on the NYSE on the date of grant.
(2)	The grant date fair value of stock option awards is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(3)	These options vest ratably as to 33% at the end of the third year, 33% at the end of the fourth year and 34% at the end of the fifth year.
(4)	These options vest ratably as to 20% per year from date of grant.
(5)	Mr. Van Vliet’s employment with our Company was terminated effective as of July 14, 2010.
(6)	Mr. Stamp resigned from his employment with our Company effective as of June 14, 2010.
(7)	Mr. Hartman received no option grants during the 2011 fiscal year.

Information as to Stock Options

The following tables list certain information concerning option holdings as of the end of fiscal year 2011 held by the named executive officers to acquire shares of Class A Common Stock and Class B Common Stock.

Outstanding Equity Awards at Fiscal Year-end

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Name	Class A Common Stock		Class A Common Stock
Gregory J. Divis, Jr.	10,775	(1)	19,225		28.60	09/28/2017
	23,100	(2)	46,900		2.95	01/13/2019
	10,000	(3)	—		1.52	04/24/2019
	—		50,000	(4)	1.62	09/07/2020
David A. Van Vliet(9)	—		—		—	—
Thomas S. McHugh	6,600	(5)	13,400		1.40	04/02/2019
	5,000	(3)	—		1.52	04/24/2019
	—		25,000	(6)	1.14	07/29/2020
	—		20,000	(4)	1.62	09/07/2020
Stephen A. Stamp(10)	—		—		—	—
Gregory S. Bentley	—		7,500	(7)	1.11	06/10/2020
	—		25,000	(8)	1.62	09/07/2020
	—		10,000	(8)	1.62	09/07/2020
Mark T. Hartman	—		—		—	—

(1)	Option granted on 9/28/2007 and vests ratably as to 10% per year from date of grant.
(2)	Option granted on 1/13/2009 and vests ratably as to 33.33% the first two years from date of grant and 33.34% the third year from date of grant.
(3)	Option granted on 4/24/2009 and vested ratably as to 50% on December 31, 2009 and 50% on December 31, 2010.
(4)	Option granted on 09/07/2010 and vests ratably as to 33% the third and fourth years from date of grant and 34% the fifth year from date of grant.
(5)	Option granted on 4/02/2009 and vests ratably as to 33.33% the first two years from date of grant and 33.34% the third year from date of grant.
(6)	Option granted on 07/29/2010 and vests ratably as to 20% per year from date of grant.
(7)	Option granted on 06/10/2010 and vests ratably as to 20% per year from date of grant.
(8)	Option granted on 09/07/2010 and vests ratably as to 20% per year from date of grant.
(9)	Mr. Van Vliet’s employment with our Company terminated July 14, 2010.
(10)	Mr. Stamp resigned from his employment with our Company effective June 14, 2010.

Potential Payments Upon Termination or Change-in-Control

Certain of our named executive officers are entitled, pursuant to employment arrangements, to benefits upon termination of employment or termination of employment after a change of control of our Company. The following discussion provides information with respect to payments which certain of our named executive officers are entitled to receive upon termination of employment or following termination resulting from a change in control of our Company. For Messrs. Divis, McHugh, Bentley and Hartman, the dollar amounts described below, if any, assume that the triggering event for each named executive officer occurred on March 31, 2011. With respect to Messrs. Van Vliet and Stamp, the information below reflects actual payments received by them upon their departure from our Company. For additional discussion regarding employment agreements and post-termination employment benefits with our named executive officers, including discussion of conditions and obligations applicable to the receipt of the payments described below, see “—Employment Arrangements with Named Executive Officers” and “—Post-Employment Termination Compensation” above.

Gregory J. Divis, Jr.

Under the terms of his employment agreement, Mr. Divis would be entitled to benefits if his employment is terminated by us without cause or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a change of control of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims. In either case, Mr. Divis would be entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 25 percent of Mr. Divis’ then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. Divis’ employment had been terminated as of March 31, 2011 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless whether following a change of control of our Company, the value of these benefits would have been approximately $435,131, calculated as follows:

Annual base salary	$335,000
Target annual cash incentive(a)	83,750
Employee benefits(b)	16,381

Total value	$435,131

(a)	Assumes a target annual cash incentive of 25% of Mr. Divis’ base salary.
(b)	Represents the benefits to be paid to Mr. Divis, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2011.

David A. Van Vliet

On June 20, 2010, Mr. Van Vliet’s employment with the Company was terminated effective as of July 14, 2010, the end of the 30-day notice period provided for in his employment agreement dated November 23, 2009, during which 30-day period he was placed on administrative leave.

Upon his termination, subject to his compliance with the provisions of the employment agreement and the execution by Mr. Van Vliet of a general release of claims, Mr. Van Vliet received a cash severance payment of $1,050,000, two times the sum of Mr. Van Vliet’s then current base salary, payable in equal biweekly payments over the ensuing twelve months. Mr. Van Vliet also received the right to continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18 month period following the termination date; provided that, any such welfare plan coverage will cease if Mr. Van Vliet obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18 month period. For a period of 36 months immediately following termination, regardless of how, when or why Mr. Van Vliet’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Thomas S. McHugh

Under the terms of his employment agreement, Mr. McHugh would be entitled to benefits if his employment is terminated by us without cause or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a change of control of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims. In either case, Mr. McHugh would be entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 25 percent of Mr. McHugh’s then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. McHugh’s employment had been terminated as of March 31, 2011 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless whether following a change of control of our Company, the value of these benefits would have been approximately $400,653, calculated as follows:

Annual base salary	$300,000
Target annual cash incentive(a)	75,000
Employee benefits(b)	25,653

Total value	$400,653

(a)	Assumes a target annual cash incentive of 25% of Mr. McHugh’s base salary.
(b)	Represents the benefits to be paid to Mr. McHugh, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2011.

Stephen A. Stamp

On June 14, 2010 Mr. Stamp resigned effective immediately from all of his positions with the Company. Mr. Stamp did not receive any severance in connection with his resignation.

Gregory S. Bentley

Pursuant to the letter agreement dated October 26, 2010 between the Company and Mr. Bentley, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, will continue to vest so long as he continues to serve as a director of our Company. The option vests in five equal annual installments beginning on September 7, 2011. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but he is not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options.

Additionally, Mr. Bentley and the Company agreed that Mr. Bentley would continue to provide legal services to the Company through June 10, 2011 at an annual rate of $350,000 (inclusive of any directors compensation received by him during that period) should his employment terminate prior to that date. Further, if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

Accordingly, assuming Mr. Bentley’s service as an executive officer is terminated effective March 31, 2011 although his service as a member of our Board of Directors continues, Mr. Bentley would receive $68,082 as consideration for the provision of legal services to the Company through June 10, 2011.

Mark T. Hartman

Under a letter agreement dated October 13, 2010, Mr. Hartman was hired as an “at-will” employee to service as the Company’s President of its generic business. Mr. Hartman is entitled to no severance upon termination of employment.

Compensation Committee Interlocks and Insider Participation

Prior to June 10, 2010, Jonathon E. Killmer served as the Chairman of the Compensation Committee and Norman D. Schellenger served as a member. Currently, Dr. David Sidransky serves as the Chairman of the Compensation Committee and Ana I. Stancic, Mark A. Dow and Robert E. Baldini served as members of the Compensation Committee. None had ever served as an officer or employee of our Company or had any interlocking or insider relationship with our Company requiring disclosure under applicable rules and regulations of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of April 11, 2011, with respect to each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, in addition to those holders listed under “Security Ownership of Management.”

	Amount and Nature of Beneficial Ownership		Percent of Class A(1)	Percent of Class B(1)
Name and Address of Beneficial Owner	Class A Common Stock	Class B Common Stock
Trust fbo Arnold Hermelin(2)(3) (Trustees: Arnold Hermelin and Lawrence Brody) 10 South Broadway, Suite 2000 St. Louis, MO 63102	289,179	2,246,209	—	20.04%
Trust fbo Marc Hermelin and Trust fbo Minette Hermelin (deceased)(2)(3) (Trustees: David Hermelin and Lawrence Brody) 10 South Broadway, Suite 2000 St. Louis, MO 63102	1,343,187	2,136,555	—	19.07%
Parkside Financial Bank & Trust fbo Anne S. Kirschner(4) (Trustee: Parkside Financial Bank & Trust) 8112 Maryland Avenue, Suite 101 Clayton, MO 63105	761,526	1,402,145	—	12.51%
Partner Fund Management, L.P.(5) One Market Street San Francisco, CA 94105	6,266,219		12.89%	—
Visium Asset Management Group(6) 950 Third Avenue New York, NY 10022	4,124,566		8.49%	—
Adage Capital Partners, L.P.(7) 200 Clarendon Street, 52nd Floor Boston, MA 02116	2,950,000		6.07%	—
OrbiMed Advisors LLC(8) 767 Third Avenue, 30th Floor New York, NY 10017	4,466,800		9.19%	—

(1)	Share calculations based on 48,604,559 shares of Class A Common Stock outstanding and 11,206,285 shares of Class B Common Stock outstanding as of April 11, 2011.
(2)	Reported amounts reflect the information reported on the Schedule 13D filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, the Form 4 filed with the SEC by Arnold L. Hermelin on March 8, 2011, and information reported to us by David S. Hermelin. The Schedule 13D, as amended, reported that Marc Hermelin beneficially owned the shares held by the Trust fbo Arnold Hermelin, the Trust fbo Marc Hermelin and the Trust fbo Minette Hermelin (deceased), together with certain other shares due to his service as a trustee under all of the trusts. In connection with the settlement agreement entered into by and among the Company, the Office of Inspector General of the U.S. Department of Health and Human Services, and Marc Hermelin on November 15, 2010, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under all of the trusts. The Schedule 13D reported that the Trust fbo Arnold Hermelin held 1,000,312 shares of Class A Common Stock. David S. Hermelin reported that the Trust fbo Marc Hermelin held 851,688 shares of Class A Common Stock, and the Trust fbo Minette Hermelin (deceased) held 491,499 shares of Class A Common Stock. In a Form 4 filed November 17, 2010, Marc Hermelin reported the divestiture of 917,672 shares of Class A Common Stock as a result of his resignation as a trustee of the Trust fbo Arnold Hermelin. In a Form 4 filed with the SEC by Arnold Hermelin on March 8, 2011, Arnold Hermelin reported sales of 98,400 shares of Class A Common Stock.

(3)	Reported amounts reflect the information reported on the Schedule 13D filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, and information reported to us by David S. Hermelin. The Schedule 13D, as amended, reported that Marc Hermelin beneficially owned the shares held by the Trust fbo Arnold Hermelin, the Trust fbo Marc Hermelin and the Trust fbo Minette Hermelin (deceased), together with certain other shares due to his service as a trustee under all of the trusts. In connection with the settlement agreement entered into by and among the Company, the Office of Inspector General of the U.S. Department of Health and Human Services, and Marc Hermelin on November 15, 2010, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under all of the trusts. The Schedule 13D reported that the Trust fbo Arnold Hermelin held 2,246,209 shares of Class B Common Stock. David S. Hermelin reported that the Trust fbo Marc Hermelin held 1,771,293 shares of Class B Common Stock and the Trust fbo Minette Hermelin (deceased) held 365,262 shares of Class B Common Stock. In a Form 4 filed November 17, 2010, Marc Hermelin reported the divestiture of 2,246,209 shares of Class B Common Stock as a result of his resignation as a trustee of the Trust fbo Arnold Hermelin.
(4)	As reflected on the Form 4s filed with the SEC on February 8, 2011 and February 17, 2011 by Parkside Financial Bank & Trust. Parkside Financial Bank & Trust reported beneficial ownership of 761,526 shares of Class A Common Stock and 1,402,145 shares of Class B Common Stock.
(5)	As reflected on the Schedule 13G filed with the SEC on February 25, 2011 by Partner Fund Management, L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 6,266,219 shares over which Partner Fund Management, L.P. reported shared voting and dispositive power; (2) 6,266,219 shares over which Christopher M. James reported shared voting and dispositive power; (3) 6,266,219 shares over which Brian D. Grossman reported shared voting and dispositive power; (4) 3,306,600 shares over which Partner Fund Management GP, LLC, reported shared voting and dispositive power; (5) 2,959,619 shares over which Partner Asset Management, LLC reported shared voting and dispositive power; (6) 2,959,619 shares over which Partner Investment Management, L.P. reported shared voting and dispositive power; (7) 2,959,619 shares over which Partner Investment Management GP, LLC reported shared voting and dispositive power; (8) 3,306,600 shares over which PFM Healthcare Offshore Fund, Ltd. reported shared voting and dispositive power; and (9) 2,601,835 shares over which PFM Healthcare Fund, L.P. reported shared voting and dispositive power. Each of the entities and persons described in this footnote (4) disclaims beneficial ownership in any of the shares of Class A Common Stock described in this footnote (4) except to the extent of their respective pecuniary interests therein.
(6)	As reflected on the Schedule 13G filed with the SEC on February 25, 2011 by Visium Asset Management, L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 1,656,316 shares over which Visium Balanced Master Fund, Ltd. reported shared voting and dispositive power; (2) 2,222,705 shares over which Visium Credit Master Fund, Ltd. reported shared voting and dispositive power; (3) 245,546 shares over which Lumx Visium Credit Fund Limited reported shared voting and dispositive power; (4) 4,124,566 shares over which Visium Asset Management, LP reported sole voting power; (5) 4,124,566 shares over which JG Asset, LLC reported shared voting and dispositive power; and (6) 4,124,566 shares over which Jacob Gottlieb reported sole voting and dispositive power. Visium Asset Management, LP, JG Asset, LLC, and Mr. Gottlieb disclaim beneficial ownership in any of the shares of Class A Common Stock described in this footnote (5) except to the extent of its or his pecuniary interest.
(7)	As reflected on the Schedule 13G filed with the SEC on April 4, 2011 by Adage Capital Partners L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 2,950,000 shares over which Adage Capital Partners, L.P. reported shared voting and dispositive power; (2) 2,950,000 shares over which Adage Capital Partners GP, L.L.C. reported shared voting and dispositive power; (3) 2,950,000 shares over which Adage Capital Advisors, L.L.C. reported shared voting and dispositive power; (4) 2,950,000 shares over which Robert Atchinson reported shared voting and dispositive power; and (5) 2,950,000 shares over which Phillip Gross reported shared voting and dispositive power.
(8)	As reported to the Company by OrbiMed Advisors LLC as of April 11, 2011. OrbiMed Advisors LLC reported that the shares of Class A Common Stock consist of shares over which Samuel D. Isaly, OrbiMed Advisors LLC and/or OrbiMed Capital LLC had shared voting and dispositive power. OrbiMed Advisors LLC and OrbiMed Capital LLC reported that they held 931,800 shares on behalf of Caduceus Capital Master Fund Limited, 703,200 shares on behalf of Caduceus Capital II, L.P., 546,200 shares on behalf of UBS Eucalyptus Fund, L.L.C., 36,900 shares on behalf of PW Eucalyptus Fund, Ltd., 374,000 shares on behalf of Summer Street Life Sciences Hedge Fund Investors, LLC, and 1,874,700 shares on behalf of other accounts managed by Orbimed Advisors LLC and/or OrbiMed Capital LLC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows, as of April 11, 2011, the beneficial ownership of (1) each of the Company’s executive officers named in the Summary Compensation Table in this prospectus, (2) each present director of our Company and (3) all directors and executive officers as a group of all of our shares of Class A Common Stock and Class B Common Stock. Unless otherwise noted, voting and dispositive power relating to the shares described below is exercised solely by the listed beneficial owner. The individuals named have furnished this information to us.

Name of Beneficial Owner	Amount of Beneficial Ownership- Class A Stock(a)		Percent of Class A(b)	Amount of Beneficial Ownership- Class B Stock(a)		Percent of Class B(b)
Robert E. Baldini	—		—	—		—
Gregory S. Bentley	10		*	—		—
Mark A. Dow	—		—	—		—
Shares beneficially attributed to David S. Hermelin pursuant to a trust:
Lawrence Brody, and David S. Hermelin, Trustees One Metropolitan Square St. Louis, MO 63101	1,343,187	(c)	2.70%	2,136,555	(c)	19.05%
David S. Hermelin, individually	30,375		*	52,875		*

Total shares attributable to David S. Hermelin	1,373,562		2.77%	2,189,430		19.52%
Joseph D. Lehrer	—		—	100		*
David Sidransky, M.D.	1,000		*	—		—
Ana I. Stancic	—		—	—		—
Gregory J. Divis, Jr.	40,331		*	—		—
David A. Van Vliet	—		—	—		—
Thomas S. McHugh	9,100		*	—		—
Stephen A. Stamp	—		—	—		—
Mark T. Hartman	—		—	—		—
All directors and executive officers as a group (10 individuals)	1,424,003	(d)	2.87%	2,189,530	(d)	19.52%

*	Less than one percent
(a)	Includes the following shares that were not owned by the persons listed but which could be purchased from us under options exercisable currently or within 60 days after April 11, 2011.

	Shares of Class A Common Stock	Shares of Class B Common Stock
David S. Hermelin	15,000	—
Gregory J. Divis, Jr.	39,106	—
Thomas McHugh	9,100	—

(b)	In determining the percentages of shares deemed beneficially owned by each director and executive officer listed herein, the exercise of all options held by each person that are currently exercisable or will become exercisable within 60 days after April 11, 2011 is assumed.
(c)	These shares are held in two irrevocable trusts created by another party, the beneficiaries of which are Marc S. Hermelin (as to 851,688 shares of Class A Common Stock and 1,771,293 shares of Class B Common Stock) and Minnette Hermelin (deceased), the mother of Marc S. Hermelin (as to 491,499 shares of Class A Common Stock and 365,262 shares of Class B Common Stock).
(d)	All of such shares are owned, or represented by shares purchasable as set forth in footnote (a). In determining the percentage of shares deemed beneficially owned by all directors and executive officers as a group, the exercise of all options held by each person which currently are exercisable or are exercisable within 60 days after April 11, 2011, is assumed. For such purposes, 49,676,498 shares of Class A Common Stock and 11,218,285 shares of Class B Common Stock are assumed to be outstanding.

In addition to the 48,604,559 shares of Class A Common Stock and 11,206,285 shares of Class B Common Stock outstanding as of April 11, 2011, 40,000 shares of the 7% Convertible Preferred Stock were issued and outstanding. Each share of 7% Convertible Preferred Stock is convertible into Class A Common Stock at a ratio of 8.4375 shares of Class A Common Stock for each share of 7% Convertible Preferred Stock. Other than as required by law, holders of 7% Convertible Preferred Stock have no voting rights. If all shares of the 7% Convertible Preferred Stock were converted, the aggregate voting power thereof would be equivalent to the voting power of 337,500 shares of Class A Common Stock.

All holders of Class B Common Stock have the right, at any time, to convert their Class B Common Stock into Class A Common Stock on a share-for-share basis. If all shares of Preferred Stock and all shares of Class B Common Stock were converted into Class A Common Stock, 60,148,344 shares of Class A Common Stock would be outstanding, and each person included in the previous table would hold the number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock listed in the table plus the number of shares of Class A Common Stock listed in the table, which includes options exercisable by all directors and executive officers currently or within 60 days of April 11, 2011. We issued $200 million principal amount of the Convertible Subordinated Notes which mature in 2033 (the “2033 Notes”) that are convertible, under certain circumstances, into shares of our Class A Common Stock at a conversion price of $23.01 per share, subject to possible adjustment. At the current conversion price, the 2033 Notes are convertible into 8,691,880 shares of Class A Common Stock.

In connection with the bridge loan issued by U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., affiliates of Centerbridge Partners L.P. (collectively, “U.S. Healthcare”) to the Company, which loan was repaid in full in March 2011, the Company issued warrants to U.S. Healthcare granting them rights to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible standard anti-dilutive adjustment. The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants to U.S. Healthcare to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants. We have agreed to register up to 20,038,410 shares of the Company’s Class A Common Stock issuable upon the exercise of the Warrants. On February 17, 2011, the Company repaid a portion of the bridge loan with proceeds from the private placement of Class A Common Stock and on March 17, 2011, the Company repaid in full the remaining obligations under the bridge loan (including the payment of related premiums) with a portion of the proceeds of the offering of the 2015 Notes.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Determination of Director Independence

Under the rules of the NYSE, a director of our Company only qualifies as “independent” (1) if our Board affirmatively determines that the director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company) and (2) as long as such director otherwise meets the requirements for independence set forth in Section 303A.02 of the NYSE’s Listed Company Manual. Our Board has established guidelines to assist it in determining whether a director has a material relationship with our Company. Under these guidelines, a director is considered to be independent if he or she meets the criteria for independence set forth on Exhibit A of our Corporate Governance Guidelines and as required by the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. A copy of our Corporate Governance Guidelines (including Exhibit A) is available on our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Our Board of Directors has determined that Messrs. Baldini, Dow and Lehrer, Dr. Sidransky and Ms. Stancic are “independent” as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual. The Board of Directors also determined that the following individuals who served on the Board during the fiscal year ended March 31, 2011, but who no longer serve as directors, were “independent” at the time of their respective service as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual: Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, Jonathon E. Killmer, John Sampson and Norman D. Schellenger.

Transactions with Related Persons

David S. Hermelin, one of our directors, the beneficial owner of more than 5% of the outstanding shares of our Class B Common Stock and our former Vice President, Corporate Strategy and Operations Analysis until December 5, 2008, and his father Marc S. Hermelin, a director until his resignation on November 10, 2010 and our former Chairman and Chief Executive Officer, are partners in a partnership that leases certain real property to us. Lease payments made by us to the partnership for this property during the fiscal year ended March 31, 2011 were $322,548. Mr. D. Hermelin and Mr. M. Hermelin also received fees for serving as directors on the Board during fiscal year ended March 31, 2011 as set forth above under “Executive Compensation—Compensation of Directors—Director Compensation Paid During Fiscal Year 2011.” Mr. D. Hermelin’s employment agreement and employment with us were terminated on December 5, 2008.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to $1.9 million in fines paid by Mr. M. Hermelin in connection with a guilty plea during March 2011 with respect to two federal misdemeanor counts pertaining to being a responsible corporate officer of the Company at the time that there was a misbranding of two morphine sulfate tablets containing more of the active ingredient than stated on the label, in addition to certain attorneys’ fees and expenses. In addition, the Company had previously advanced approximately $3.7 million to Mr. M. Hermelin for legal fees covering various matters including investigations by the U.S. Food and Drug Administration and the Securities Exchange Commission, the plea agreement with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States, the Department of Justice inquiry, the Audit Committee investigation, the exclusion by the Office of Inspector General of the U.S. Department of Health and Human Services and various class action lawsuits, under the terms of an indemnification agreement between Mr. M. Hermelin and the Company that was established when he served as Chairman of the Board and Chief Executive Officer of the Company. The Company has also received but not paid approximately $1.3 million of invoices for additional legal fees generally covering the same matters and that are outstanding since September 2010 through April 2011 for which Mr. M. Hermelin is demanding indemnification. Under the Company’s standard Indemnification Agreement entered into with each director, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event that it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand and the amounts previously advanced and unpaid are under review by a temporary special committee appointed by the Board of Directors of the Company.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the related party transaction guidelines adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying all related party transactions. A related party transaction is any transaction in which we are a party, and in which an executive officer, director, nominee for director, a stockholder owning 5% or more of our securities or any of such person’s immediate family members, is a party or is known by us to have a direct or indirect material benefit. In cases where a member of the Nominating and Corporate Governance Committee is a party to the related party transaction, such member shall not participate in approving the transaction. Compensation paid to related parties or their immediate family members need not be approved if (1) the total compensation amount is less than $120,000 per year or (2) the compensation has otherwise been approved by the Compensation Committee or the Board.

In determining whether a related party transaction is in, or not opposed to, our best interest, the Nominating and Corporate Governance Committee may consider any factors deemed relevant or appropriate, including (but not be limited to):

•	whether there are any actual or apparent conflicts of interest;

•	the nature, size or degree of those conflicts;

•	whether such conflicts may be mitigated;

•	the potential benefits and detriments to us of such related party transaction;

•	whether the nature or terms of the related party transaction are unusual; and

•	whether steps have been taken to ensure fairness to us.

In making its decision, the Nominating and Corporate Governance Committee may consider our compliance officer’s written recommendation as to issues raised under our Standards of Business Ethics Policy. In addition, the Nominating and Corporate Governance Committee may seek such additional information as it deems necessary, including, without limitation, any other legal or expert advice considered appropriate. All transactions described above were approved under our related party transaction guidelines.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. None of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

Pursuant to the Registration Rights Agreement dated February 14, 2011 with the selling stockholders (the “Selling Stockholder Registration Rights Agreement”), we agreed to register for resale certain of our shares of Class A Common Stock owned by the selling stockholders named below and to indemnify the selling stockholders against certain liabilities related to the selling of such shares of Class A Common Stock, including liabilities arising under the Securities Act. Under the Selling Stockholder Registration Rights Agreement, we also agreed to pay the expenses associated with preparing and filing this registration statement; however, the selling stockholders will pay any legal fees, expenses, commissions or other expenses relating to the sale of their shares of Class A Common Stock.

The selling stockholders acquired the shares of Class A Common Stock pursuant to a Securities Purchase Agreement dated February 14, 2011 for the private placement of 9,950,000 newly issued shares of the Company’s Class A Common Stock, $.01 par value per share, at a price of $3.25 per share (the “Private Placement”). The Private Placement closed on February 17, 2011. The shares were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The shares of Class A Common Stock being offered hereby are being registered to permit resale by the selling stockholders. The selling stockholders may offer all or part of the shares of Class A Common Stock for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of their shares of Class A Common Stock, nor are the selling stockholders obligated to sell any shares of Class A Common Stock immediately under this prospectus.

The following table sets forth the names of the selling stockholders, the number of common shares beneficially owned by them as of April 11, 2011, the number of shares of Class A Common Stock being offered by them, the number of shares of Class A Common Stock each selling stockholder will beneficially own if the stockholder sells all of the shares of Class A Common Stock being registered and the selling stockholder’s percentage ownership of our total outstanding shares of Class A Common Stock if all the shares of Class A Common Stock in the offering are sold. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares of Class A Common Stock beneficially owned after the offering is based on 48,604,559 shares of Class A Common Stock outstanding as of April 11, 2011. As used in this prospectus, “selling stockholders” includes the donees, pledgees, transferees or other successors-in-interest who may later hold the selling stockholders’ interests.

All information with respect to share ownership has been furnished by or on behalf of the selling stockholders and is as of the date of this prospectus. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole voting and dispositive power with respect to the shares of Class A Common Stock reported as beneficially owned by them. Because the selling stockholders may sell all, part or none of their shares of Class A Common Stock, no estimates can be given as to the number of shares of Class A Common Stock that will be held by each selling stockholder upon termination of any offering made hereby.

Title of Class	Selling Stockholder	Number of Shares Owned Before the Offering	Number of Shares Being Offered	Number of Shares Owned After the Offering(1)	Percentage of Class of Shares Owned After the Offering
Class A Common Stock	Caduceus Capital Master Fund Limited(2)	931,800	435,000	496,800	1.02%
	Caduceus Capital II, L.P.(2)	703,200	330,000	373,200	*
	UBS Eucalyptus Fund, L.L.C.(2)	546,200	270,000	276,200	*
	PW Eucalyptus Fund, LTD(2)	36,900	17,000	19,900	*
	Summer Street Life Sciences Hedge Fund Investors, LLC(2)	374,000	148,000	226,000	*
	Visium Credit Master Fund, Ltd(3)	2,222,705	1,828,528	394,177	*
	Visium Balanced Master Fund, Ltd(3)	1,656,316	1,296,472	359,844	*
	Capital Ventures International(4)	625,000	625,000	—	—
	Hudson Bay Master Fund LTD(5)	1,000,000	1,000,000	—	—
	PFM Healthcare Fund, LP(6)	2,779,621	1,753,976	1,025,645	2.11%
	PFM Healthcare Principals Fund, LP(6)	374,482	277,951	96,531	*
	PFM Healthcare Offshore Fund, Ltd.(6)	3,665,017	1,968,073	1,696,944	3.49%

*	Less than 1%
(1)	Represents the number of shares of common stock that will be beneficially owned by the selling stockholders after completion of this offering based on the assumptions that: (1) all of the shares of Class A Common Stock registered for resale by the registration statement of which this prospectus is part will be sold and (2) no other shares of common stock will be acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, part or none of their shares of Class A Common Stock offered pursuant to this prospectus and may sell some or all of their common stock pursuant to one or more exemptions from the registration provisions of the Securities Act. No shares of the Company’s Class B Common Stock were held by any of the selling stockholders as of April 11, 2011.
(2)	As reported to the Company by OrbiMed Advisors LLC as of April 11, 2011. OrbiMed Advisors LLC reported that the shares of Class A Common Stock consist of shares over which Samuel D. Isaly, OrbiMed Advisors LLC and/or OrbiMed Capital LLC had shared voting and dispositive power. OrbiMed Advisors LLC and OrbiMed Capital LLC reported that they held 931,800 shares on behalf of Caduceus Capital Master Fund Limited, 703,200 shares on behalf of Caduceus Capital II, L.P., 546,200 shares on behalf of UBS Eucalyptus Fund, L.L.C., 36,900 shares on behalf of PW Eucalyptus Fund, Ltd., 374,000 shares on behalf of Summer Street Life Sciences Hedge Fund Investors, LLC, and 1,874,700 shares on behalf of other accounts managed by Orbimed Advisors LLC and/or OrbiMed Capital LLC.
(3)	As reported by Visium Asset Management, L.P. (“VAM”) in the Schedule 13G it filed with the SEC on February 25, 2011, VAM reported that it may be deemed to beneficially own the shares held by the selling stockholder. VAM further reported that JG Asset, LLP may be deemed to beneficially own the shares due to its status as the general partner of VAM and that Jacob Gottlieb may be deemed to beneficially own the shares by virtue of his position as Managing Member of JG Asset, LLP. Each of the entities and persons described in this footnote (3) disclaims beneficial ownership in any of the shares of Class A Common Stock described in this footnote (3) except to the extent of their respective pecuniary interests therein.
(4)	Capital Ventures International reported to the Company that Heights Capital Management, Inc., as the authorized agent of Capital Ventures International, and Martin Kobinger, as the investment manager of Heights Capital Management, Inc., had voting and investment control over the listed securities. Martin Kobinger disclaimed beneficial ownership of the listed shares.
(5)	Hudson Bay Master Fund Ltd. reported to the Company that Hudson Bay Capital Management LP, as its investment manager, had voting and investment control over the listed securities. Hudson Bay Master Fund Ltd. also reported that Sander Gerber was the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaimed beneficial ownership of the listed shares.

(6)	Partner Fund Management, L.P. (“PFM”) reported the following relationships in the Schedule 13G it filed with the SEC on February 25, 2011: (1) PFM is the investment adviser to PFM Healthcare Offshore Fund, Ltd. (“PFM Offshore”), (2) Partner Investment Management, L.P. (“PIM”) is the investment advisor to PFM Healthcare Fund, L.P. (“PFM Healthcare”), (3) Partner Fund Management GP, LLC is the general partner of PFM, (4) Partner Investment Management GP, LLC is the general partner of PIM, (5) Christopher M. James is the Chief Investment Officer and a member of the management committee of PFM, PFM Offshore, PIM, PFM Healthcare, Partner Fund Management GP, LLC and Partner Investment Management GP, LLC, (6) Mr. James and Brian D. Grossman are portfolio managers of funds, of which PFM or PIM is the investment adviser and of which Partner Asset Management, LLC (“PAM”) is the general partner, and other accounts, and (7) Mr. James and Mr. Grossman are members of the management committees of PFM, PIM and PAM. Each of the entities and persons described in this footnote (6) disclaims beneficial ownership in any of the shares of Class A Common Stock described in this footnote (6) except to the extent of their respective pecuniary interests therein.

The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares of Class A Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the shares of Class A Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions.

DESCRIPTION OF CAPITAL STOCK

General

Authorized and Outstanding Capital Stock

Our Amended Certificate of Incorporation provides for an authorized capital of 230,000,000 shares, consisting of 5,000,000 shares of preferred stock, $0.01 par value per share, of which 840,000 shares have been designated 7% Convertible Preferred Stock, 150,000,000 shares of Class A Common Stock, $0.01 par value per share, and 75,000,000 shares of Class B Common Stock, $0.01 par value per share. The following summary description of our capital stock is qualified in its entirety by reference to our Amended Certificate of Incorporation. The issued and outstanding shares of Class A Common Stock and those to be issued pursuant to the conversion of 2033 Notes into shares of Class A Common Stock at an initial conversion price of $23.01 per share, the Class B Common Stock and the 7% Convertible Preferred Stock are validly issued, fully paid and non-assessable.

Class A Common Stock

Holders of Class A Common Stock are entitled to receive dividends when, and if, declared and distributed by us on the Class B Common Stock, provided that no dividend shall be payable with respect to Class A Common Stock so long as any dividends which have accrued on the shares of 7% Convertible Preferred Stock, or any other shares of preferred stock which have a preference as to the payment of dividends and which may be outstanding at any time, remain unpaid. The amount of the dividend paid on Class A Common Stock shall be 120% of any non-stock dividend per share declared and paid on each share of Class B Common Stock. No stock dividends may be paid or stock splits issued on the Class A Common Stock other than stock dividends or stock splits of Class A Common Stock which are in the same proportion as simultaneous stock dividends to holders of Class B Common Stock or stock splits of Class B Common Stock. Each share of Class A Common Stock entitles the holder thereof to one-twentieth (1/20) vote with respect to all matters to be voted upon by stockholders. The holders of Class A Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon liquidation, the holders of Class A Common Stock, together with the holders of Class B Common Stock, are entitled to share ratably, share-for-share, in the net assets of our Company available for distribution after payment of all debts and liabilities and the liquidation preference of any outstanding shares of preferred stock.

Class B Common Stock

Holders of Class B Common Stock are entitled to receive dividends when, and if, declared by the Board of Directors, provided that no dividends shall be payable with respect to Class B Common Stock so long as any dividends which have accrued on the shares of 7% Convertible Preferred Stock, or any other shares of preferred stock, which have a preference as to the payment of dividends and which may be outstanding at any time, remain unpaid. No stock dividends may be paid or stock splits issued on the Class B Common Stock other than stock dividends or stock splits of Class B Common Stock which are in the same proportion as simultaneous stock dividends to the holders of Class A Common Stock or stock splits of Class A Common Stock. Each share of Class B Common Stock entitles the holder thereof to one vote with respect to all matters required to be voted upon by stockholders. The holders of Class B Common Stock do not have any preemptive, subscription or redemption rights. The holders of Class B Common Stock have the right, at any time, to convert their Class B Common Stock into Class A Common Stock on a share-for-share basis. Upon liquidation, the holders of Class B Common Stock, together with the holders of Class A Common Stock, are entitled to share ratably, share-for-share, in the net assets of our Company available for distribution after payment of all debts and liabilities and the liquidation preference of any outstanding shares of preferred stock.

7% Convertible Preferred Stock

The Company has issued 40,000 shares of the 7% Convertible Preferred Stock. The holders of the 7% Convertible Preferred Stock are entitled to receive an annual dividend, from funds legally available for such purpose, of $1.75 per share, which is payable quarterly on March 31, June 30, September 30 and December 31 of each year. Such dividends are cumulative. Each share of the 7% Convertible Preferred Stock is convertible into 8.4375 shares of Class A Common Stock at any time at the option of the holders at a conversion price of $2.96 per share. The conversion rate is subject to adjustment in certain events, including the payment of stock dividends, reclassifications, the issuance of certain rights to purchase Class A Common Stock, the distribution of evidences of indebtedness or assets by us to all holders of Class A Common Stock; provided, however, that no adjustment will be made by reason of the issuance of Class A Common Stock upon the conversion of Class B Common Stock, which is convertible share-for-share into Class A Common Stock at any time. We presently have no commitments to issue or sell stock that would require an adjustment in the conversion rate. No adjustment will be made for accrued dividends on either the 7% Convertible Preferred Stock converted or Class A Common Stock issued upon the conversion. No fractional shares of Class A Common Stock will be issued upon conversion of the 7% Convertible Preferred Stock, but in lieu thereof a cash adjustment will be made based on the market value of the fractional interest.

The 7% Convertible Preferred Stock is redeemable by us, in whole or in part, at any time. The per share redemption price is equal to $25.00, plus any accrued and unpaid dividends.

In the event we are liquidated or dissolved, the amount to be distributed to each holder of the 7% Convertible Preferred Stock will be the fixed amount of $25.00 per share, plus any accrued and unpaid dividends. Such amount shall be prior and in preference to any distribution of any of the assets or surplus funds of our Company to the holders of the Class A Common Stock or the Class B Common Stock or any other series of capital stock junior to the 7% Convertible Preferred Stock. Upon payment in full of such amounts, holders of the 7% Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by us.

The 7% Convertible Preferred Stock does not have voting rights. However, the affirmative vote of the holders of at least 60% of the outstanding 7% Convertible Preferred Stock is required before we may create senior or parity preference shares, amend our Amended Certificate of Incorporation in any manner which adversely affects the 7% Convertible Preferred Stock, or merge, consolidate or sell substantially all of our assets in a manner which adversely affects the 7% Convertible Preferred Stock or wherein the holders of the 7% Convertible Preferred Stock do not receive a substantially similar security. In addition, the holders of 7% Convertible Preferred Stock have the right to elect one additional director to our Board of Directors in the event that accrued dividends on the outstanding 7% Convertible Preferred Stock have not been paid in an aggregate amount equal to or greater than eight quarterly dividends. The 7% Convertible Preferred Stock has no preemptive or other rights to subscribe for additional securities.

Preferred Stock

Our Amended Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors, with a unanimous vote, is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

Registration Rights

Registration Rights of the Selling Stockholders

The selling stockholders have registration rights pursuant to the Selling Stockholder Registration Rights Agreement. The Selling Stockholder Registration Rights Agreement provides for the registration for resale of up to 9.95 million shares of Class A Common Stock. Pursuant to the Selling Stockholder Registration Rights Agreement, we must use our best efforts to cause a registration statement covering the resale of the shares to be filed on or prior to June 15, 2011 and to be declared effective by the SEC prior to July 15, 2011 (or within 16 days thereafter, to the extent such extension is as a result of the SEC processing responses to SEC comments made with respect to the registration statement). Once effective, the Company has agreed to use its best efforts to keep the registration statement continuously in effect during the period ending on the earlier of (1) the date on which all of the registrable securities have been sold or distributed pursuant to the registration statement or (2) the date as of which no registrable securities are outstanding (including when the shares may be sold pursuant to Rule 144 by a non-affiliate without volume, timing or current public information restrictions). If the registration statement is not declared effective prior to July 15, 2011 (subject to any extension as described above) or does not remain continuously effective, we are required to pay the holders of the registrable securities liquidated damages at the rate of $484,500 per month. This registration statement, of which this prospectus forms a part, is filed in accordance with the Selling Stockholder Registration Rights Agreement.

Registration Rights of U.S. Healthcare

Additionally, the Company is party to (1) a Registration Rights Agreement dated as of November 17, 2010, (2) an Amended and Restated Registration Rights Agreement dated as of February 10, 2011, and (3) a Second Amended and Restated Registration Rights Agreement dated on or about February 14, 2011 with U.S. Healthcare (collectively, the “U.S. Healthcare Registration Rights Agreements”). Pursuant to the U.S. Healthcare Registration Rights Agreements, the Company has agreed (1) to register under the Securities Act certain shares of the Class A Common Stock of the Company that may be issued to U.S. Healthcare pursuant to the Warrants issued to U.S. Healthcare, and (2) that the Company will not grant to any persons the right to request the Company to register any Class A Common Stock or Class B Common Stock of the Company, or any securities convertible or exchangeable into or exercisable for such securities. The Company received a waiver from U.S. Healthcare with respect to the Selling Stockholder Registration Rights Agreement and an acknowledgement regarding the Company’s registration obligations under the Settlement Agreement described below.

Pursuant to the U.S. Healthcare Registration Rights Agreements, we must use our best efforts to cause a registration statement covering the resale of the shares issuable upon exercise of the Warrants to be filed on or prior to June 15, 2011 and to be declared effective by the SEC prior to July 31, 2011. Once effective, the Company has agreed to use its best efforts to keep the registration statement continuously in effect during the period ending on the earlier of (1) the date on which all of the registrable securities have been sold or distributed pursuant to the registration statement or (2) the date as of which no registrable securities are outstanding (including when the shares may be sold pursuant to Rule 144 by a non-affiliate without volume, timing or current public information restrictions). If a registration statement related to the Warrants has not been declared effective prior to July 31, 2011, we are required to pay U.S. Healthcare liquidated damages at the rate of $0.9 million per month. Additionally, if a registration statement related to all of the shares issuable upon exercise of the Warrants has not been declared effective by August 31, 2011 or if the average trading price of our Class A Common Stock for the ten consecutive days prior to the effective date of the registration statement is less than $7.50 per share, the amount of $7.5 million representing a portion of the prepayment premium on the bridge loan which presently is held in escrow, will be released to U.S., Healthcare. If both of those conditions are met, $7.5 million will be released to the Company. The amount of the prepayment premium held in escrow may be reduced if (1) a registration statement related to more than 50%, but less than 100%, of the shares issuable upon exercise of the Warrants has been declared effective by August 31, 2011 and the stock price condition described above is met as of that date, or (2) a registration statement covering more than 50% of the shares issuable upon exercise of the Warrants has been declared effective by September 30, 2011 and the stock price condition described above is met as of that date.

Registration Rights pursuant to the Settlement Agreement

The Company is party to the Settlement Agreement, dated as of November 15, 2010, by and among the Company, HHS OIG, Marc S. Hermelin and his wife. Pursuant to the Settlement Agreement, the Company has agreed, among other things, to register for resale under the Securities Act certain shares of the Class A Common Stock and Class B Common Stock of the Company beneficially owned by Mr. M. Hermelin and his wife. The Settlement Agreement does not include penalties associated with a failure to register the resale of these shares.

Provisions Regarding Certain Business Combinations

Provisions of our Amended Certificate of Incorporation and By-Laws, including but not limited to those listed below, may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest. Additionally, we are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law.

Multiple Classes of Stock

As discussed above, our Amended Certificate of Incorporation authorizes the issuance of common stock in two classes, Class A Common Stock and Class B Common Stock with different voting rights for each class. In addition, our Board, with a unanimous vote, has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The existence of two classes of common stock with different voting rights and the ability of our Board to issue additional shares of preferred stock could make it more difficult for a third-party to acquire a majority of our voting stock.

Preferred Stock Approval

Our Amended Certificate of Incorporation requires the holders of at least 60% of the outstanding 7% Convertible Preferred Stock to approve certain business combinations unless the rights of the preferred stock holders are not adversely affected or the preferred stock holders receive securities with substantially similar rights, preferences and privileges as those of the 7% Convertible Preferred Stock. This approval requirement may make it more difficult for a third-party to acquire or merge with our Company.

Unanimous Board Approval

Our By-Laws require the unanimous affirmative vote or written consent of our Board for the approval of any agreement or contract that confers stockholder voting rights. As a result, it may be more difficult for a third-party to enter into merger or acquisition agreements with our Company.

Certain Delaware Statutory Provisions

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”) which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Listing

Our Class A Common Stock and Class B Common Stock are traded on the NYSE under the symbols KV.A and KV.B, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A Common Stock or interests in shares of Class A Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock or interests in shares of Class A Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Class A Common Stock offered by them will be the purchase price of the Class A Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Class A Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of Class A Common Stock, but we will not receive any proceeds from the sale of the shares of Class A Common Stock. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Once effective, the Company has agreed to use its best efforts to keep the registration statement continuously in effect during the period ending on the earlier of (1) the date on which all of the registrable securities have been sold or distributed pursuant to the registration statement or (2) the date as of which no registrable securities are outstanding (including when the shares may be sold pursuant to Rule 144 by a non-affiliate without volume, timing or current public information restrictions).

LEGAL MATTERS

The validity of the Class A Common Stock offered hereby will be passed upon for us by Thompson Coburn LLP.

EXPERTS

The financial statements as of March 31, 2011 and 2010 and for the fiscal years then ended, the 2011 and 2010 information in the related financial statement Schedule II, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2011, incorporated by reference in this prospectus have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2011) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows and the related financial statement Schedule II of K-V Pharmaceutical Company and subsidiaries for the fiscal year ended March 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2009 consolidated financial statements contains an explanatory paragraph that states that the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access the documents referenced in this prospectus through our website www.kvpharmaceutical.com. No information available on or through our website will be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

This prospectus constitutes part of the registration statement and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. Each statement concerning these documents is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below, excluding any disclosures therein that are furnished and not filed, which we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which was filed on June 13, 2011; and

•	our Current Reports on Form 8-K filed June 17, 2011, June 24, 2011 and July 8, 2011.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

KV Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, MO 63044

Telephone: 314-645-6600

Attn: Investor Relations Department

You may also access the documents incorporated by reference in this prospectus through our website www.kvpharmaceutical.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

9,950,000 Shares

K-V PHARMACEUTICAL COMPANY

Class A Common Stock

PROSPECTUS

                    , 2011

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts except for the SEC registration fee are estimates.

SEC registration fee	$4,275
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Miscellaneous	10,000

Total	$89,275

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article IX of the Company’s By-Laws (“Article IX”) requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article IX also provides that expenses incurred by an officer or director of the Company, in defending a civil or criminal action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount even if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents of the Company may also be paid upon such terms and conditions, if any, as the board of directors, legal counsel or the Company’s stockholders deem appropriate.

In addition, Article 12 of the Company’s Amended Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

Further, the Company has entered into indemnification agreements with certain directors and officers which requires the Company to indemnify them against certain liabilities which may arise by reason of his or her status or service as a director.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

The Company has sold within the past three years, the following securities which were not registered under the Securities Act:

Issuance of Warrants

In connection with the bridge loan issued by U.S. Healthcare I, L.L.C. and U.S. Healthcare II L.L.C. (collectively, “U.S. Healthcare”) to the Company, which loan has been repaid in full, the Company issued stock warrants to U.S. Healthcare granting them rights to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible standard anti-dilutive adjustment. The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants to U.S. Healthcare to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants. On February 17, 2011, the Company repaid a portion of the bridge loan with proceeds from the private placement of Class A Common Stock described below and on March 17, 2011, the Company repaid in full the remaining obligations under the bridge loan (including the payment of related premiums) with a portion of the proceeds of the offering of the 2015 Notes (and terminated the related future loan commitments). The warrants were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Private Placement of Class A Common Stock

On February 17, 2011, the Company completed a private placement with the selling stockholders of 9,950,000 shares of its Class A Common Stock at $3.25 per share to raise approximately $32.3 million of gross proceeds. The Company paid fees of approximately $1.9 million to Jefferies & Company, Inc. in connection with the private placement for services as placement agent. The shares were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. This registration statement is filed in accordance with the Registration Rights Agreement dated February 14, 2011, signed in connection with the private placement.

Private Placement of 12% Senior Secured Notes Due 2015

On March 17, 2011, the Company completed a private placement (the “2015 Notes Offering”) with a group of institutional investors of $225 million aggregate principal amount of 12% Senior Secured Notes due 2015 (the “2015 Notes”). After an original issue discount of 3%, the Company received proceeds of $218.3 million which were used to fund a first-year interest reserve totaling $27 million, repay all existing obligations to U.S. Healthcare and pay fees and expenses associated with the 2015 Notes Offering of approximately $10 million. The remaining proceeds, totaling approximately $120 million, are being used for general corporate purposes, including the continuing commercial launch of Makena™. The Company paid fees of approximately $8 million to Jefferies & Company, Inc. in connection with the 2015 Notes Offering for services as placement agent. The 2015 Notes were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis and State of Missouri on the 12th day of July, 2011.

K-V PHARMACEUTICAL COMPANY
(Registrant)

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr., President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Divis, Jr.	President and Chief Executive Officer	July 12, 2011
Gregory J. Divis, Jr.	(Principal Executive Officer)

/s/ Thomas S. McHugh	Chief Financial Officer	July 12, 2011
Thomas S. McHugh	(Principal Financial and Accounting Officer)

*	Director	July , 2011
Gregory S. Bentley

*	Director	July , 2011
Mark A. Dow

*	Director	July , 2011
Joseph D. Lehrer

*	Director	July , 2011
David S. Hermelin

*	Director	July , 2011
Ana I. Stancic

*	Director	July , 2011
Robert E. Baldini

*	Director	July , 2011
David Sidransky, M.D.

*-	Signed by Gregory J. Divis, Jr., as attorney-in-fact pursuant to a Power of Attorney filed with the Registrant’s Form S-1, as filed with the Securities and Exchange Commission on May 6, 2011.

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company, as amended through September 5, 2008, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

3.2	By-Laws of the Company, as amended through December 29, 2009, which was filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 4, 2010, are incorporated herein by reference.

4.1	Certificate of Designation of Rights and Preferences of 7% Cumulative Convertible preferred stock of the Company, effective June 9, 1987, and related Certificate of Correction, dated June 17, 1987, which was filed as Exhibit 4(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1987, are incorporated herein by reference.

4.2	Indenture dated as of May 16, 2003, by and between the Company and Deutsche Bank Trust Company Americas, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.3	Registration Rights Agreement dated as of May 16, 2003, by and between the Company and Deutsche Bank Securities, Inc., as representative of the several Purchasers, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 21, 2003, is incorporated herein by reference.

4.4	Promissory Note, dated March 23, 2006 between MECW, LLC and LaSalle National Bank Association, which was filed as Exhibit 99 to the Company’s Current Report on Form 8-K filed March 29, 2006, is incorporated herein by reference.

4.5	Credit Agreement, dated as of June 9, 2006, among the Company and its subsidiaries, LaSalle Bank National Association, Citibank, F.S.B. and the other lenders thereto, which was filed as Exhibit 4(g) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, is incorporated herein by reference.

4.6	Credit and Guaranty Agreement, dated November 17, 2010, among the Company, Certain Subsidiaries of K-V Pharmaceutical Company, Various Lenders, and U.S. Healthcare I, L.L.C., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.7	Pledge and Security Agreement, dated November 17, 2010, among the Company, Each of the Grantors, and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.8	Waiver to Credit Agreement, dated as of February 9, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.9	Amendment No. 2 to Credit Agreement, dated as of March 2, 2011, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.10	Promissory Note (Tranche B-1 Term Loan Note N-1), dated November 17, 2010, among the Company and U.S. Healthcare I, L.L.C., which was filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.11	Promissory Note (Tranche B-1 Term Loan Note N-2), dated November 17, 2010, among the Company and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.12	Stock Warrant Purchase Agreement, dated as of February 10, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.13	Restated Stock Purchase Warrant Certificate No. W-1, dated November 17, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

Exhibit No.	Description

4.14	Restated Stock Purchase Warrant Certificate No. W-2, dated November 30, 2010, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.15	Stock Purchase Warrant Certificate No. W-3 dated March 2, 2011, issued by the Company to U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.16	Registration Rights Agreement, dated November 17, 2010, among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

4.17	Second Amended and Restated Registration Rights Agreement, dated as of March 2, 2011, by and among the Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., which was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated herein by reference.

4.18	Securities Purchase Agreement, dated as of February 14, 2011, by and among the Company and the buyers, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.19	Registration Rights Agreement, dated February 14, 2011, by and among the Company and the Investors, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 16, 2011, is incorporated herein by reference.

4.20	Indenture, dated as of March 17, 2011, between the Company and Wilmington Trust FSB, as trustee, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.21	Form of 12% Senior Secured Note due 2015, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.22	Form of Purchase Agreement for the 12% Senior Secured Notes due 2015, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

4.23	Pledge and Security Agreement, dated as of March 17, 2011, by and among the Company, the Grantors and Wilmington Trust FSB, as collateral agent, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 23, 2011, is incorporated herein by reference.

5.1	Opinion of Thompson Coburn LLP regarding validity of Class A Common Stock, which was filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed May 6, 2011, is incorporated herein by reference.

10.1	Lease of the Company’s facility at 2503 South Hanley Road, St. Louis, Missouri, and amendment thereto, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(n) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1983, is incorporated herein by reference.

10.2	Amendment to the Lease for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1992, is incorporated herein by reference.

10.3	Amendment to Lease dated February 17, 1997, for the facility located at 2503 South Hanley Road, St. Louis, Missouri, between the Company as Lessee and Marc S. Hermelin as Lessor, which was filed as Exhibit 10(aa) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.4*	KV Pharmaceutical Company Fifth Restated Profit Sharing Plan and Trust Agreement dated May 31, 2010, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

10.5*	Fourth Amendment to and Restatement, dated as of January 2, 1997, of the KV Pharmaceutical Company 1991 Incentive Stock Option Plan, which was filed as Exhibit 10(y) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.6*	K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, as amended, which was filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed July 29, 2008, is incorporated herein by reference.

Exhibit No.	Description

10.7*	Form of 2001 Incentive Stock Option Plan Award Agreement for Employees, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 22, 2005, is incorporated herein by reference.

10.8*	Form of 2001 Incentive Stock Option Plan Award Agreement for Directors, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 22, 2005, is incorporated herein by reference.

10.9*	Form of Incentive Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.10*	Form of Nonqualified Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.11*	Form of Nonqualified Stock Option Agreement for grants to directors pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed February 6, 2009, is incorporated herein by reference.

10.12*	Form of Incentive Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.13*	Form of Nonqualified Stock Option Agreement for grants to employees pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.14*	Form of Nonqualified Stock Option Agreement for grants to directors pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan, which was filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.15*	Agreement between the Company and Marc S. Hermelin, dated December 16, 1996, with supplemental letter attached, which was filed as Exhibit 10(z) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1997, is incorporated herein by reference.

10.16*	Amendment, dated as of October 30, 1998, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ee) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 1999, is incorporated herein by reference.

10.17*	Amendment, dated December 2, 1999, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2000, is incorporated herein by reference.

10.18*	Amendment, dated November 5, 2004, to Employment Agreement between the Company and Marc S. Hermelin, which was filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, is incorporated herein by reference.

10.19*	Stock Option Agreement dated as of July 26, 2002, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(rr) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, is incorporated herein by reference.

10.20*	Stock Option Agreement dated as of May 30, 2003, granting a stock option to Marc S. Hermelin, which was filed as Exhibit 10(yy) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, is incorporated herein by reference.

10.21*	Separation Agreement and General Release between the Company and Ronald J. Kanterman, dated as of September 2, 2009, which was filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.22*	Consulting and Confidentiality Agreement between the Company and Ronald J. Kanterman, dated as of September 2, 2009, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

Exhibit No.	Description

10.23*	Employment Agreement between the Company and David A. Van Vliet, Interim President and Interim Chief Executive Officer, dated November 23, 2009, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 25, 2009, is incorporated herein by reference.

10.24*	Employment Agreement between the Company and Gregory J. Divis, Jr., President of Ther-Rx Corporation, dated November 19, 2009, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 25, 2009, is incorporated herein by reference.

10.25*	Employment Agreement between the Company and Thomas S. McHugh, Chief Financial Officer, Treasurer, Chief Accounting Officer, dated July 15, 2010, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, is incorporated herein by reference.

10.26**	Asset Purchase Agreement by and between the Company and VIVUS, Inc., dated as of March 30, 2007, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated herein by reference.

10.27	Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, is incorporated herein by reference.

10.28	Amendment, dated January 8, 2010, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

10.29	Form of Indemnification Agreement for directors, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 29, 2008, is incorporated herein by reference.

10.30*	Form of Indemnification Agreement for Interim Chief Executive Officer, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.31*	Form of Indemnification Agreement for Certain Executive Officers, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 31, 2009, is incorporated herein by reference.

10.32*	Form of Retention Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 5, 2009, is incorporated herein by reference.

10.33	Consent Decree of Permanent Injunction as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2009, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed March 3, 2009, is incorporated herein by reference.

10.34	Plea Agreement, Guidelines Recommendations and Stipulations as filed in the United States District Court, Eastern District of Missouri, Eastern Division on March 2, 2010, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed March 3, 2010, is incorporated herein by reference.

10.35	Settlement Agreement, dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.36**	Patent License Agreement, dated as of June 9, 2009, among Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P. and the Company, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.37**	Distribution and Supply Agreement, dated as of June 9, 2009, between Purdue Pharma L.P. and the Company, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 10, 2009, is incorporated herein by reference.

10.38	Asset Purchase Agreement dated as of June 2, 2010 by and among Particle Dynamics International, LLC, Particle Dynamics, Inc., Drug Tech Corporation and KV Pharmaceutical Company, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 8, 2010, is incorporated herein by reference.

10.39	Amendment No. 2, dated February 3, 2011, to the Asset Purchase Agreement by and among the Company, Cytyc Prenatal Products Corp. and Hologic, Inc., dated as of January 16, 2008, which was filed as Exhibit 10.1 to the Company’s Current Report filed February 8, 2011, is incorporated herein by reference.

10.40	Asset Purchase Agreement dated as of June 17, 2011 by and among K-V Pharmaceutical Company, Nesher Pharmaceuticals Inc., Drug Tech Corporation, Zydus Pharmaceuticals (USA), Inc., and Zynesher Pharmaceuticals (USA) LLC, which was filed as Exhibit 10.40 to the Company’s Registration Statement on Form S-1 filed July 8, 2011, is incorporated herein by reference.

Exhibit No.	Description

23.1	Consent of Thompson Coburn LLP, which was filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed May 6, 2011, is incorporated herein by reference.

23.2	Consent of BDO USA, LLP, filed herewith.

23.3	Consent of KPMG LLP, filed herewith.

24.1	Powers of Attorney - set forth on signature page hereto.

*	Management contract or compensation plan.
**	Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.